Exhibit 10.12

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMOND STATE GENERATION HOLDINGS, LLC

dated as of March 20, 2013

i

ANNEXES

Annex I	Definitions
Annex II	Class B Membership Interests

SCHEDULES

Schedule 4.2(b)	Contributed Property
Schedule 4.2(d)	Capital Account Balance and Percentage Interest of each Member
Schedule 8.2(e)	Officers
Schedule 8.4	Insurance
Schedule 9	Transfer Representations and Warranties

EXHIBITS

Exhibit A	Form of Class A Membership Interests Certificate
Exhibit B	Form of Class B Membership Interests Certificate
Exhibit C	Form of Operations Report [OMITTED]
Exhibit D	Form of Assignment Agreement
Exhibit E	Form of Equity Contribution Notice
Exhibit F	Base Case Model

v

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMOND STATE GENERATION HOLDINGS, LLC

Second Amended and Restated Limited Liability Company Agreement of Diamond State Generation Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of March 20, 2013 by and among Clean Technologies II, LLC, a Delaware limited liability company (“Clean Technologies”) and Mehetia Inc., a Delaware corporation (“Mehetia”).

Preliminary Statements

WHEREAS, the Company was formed by virtue of its certificate of formation filed with the Secretary of State of the State of Delaware on July 20, 2011 (the “Certificate of Formation”), and, prior to the date hereof, has been governed by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 13, 2012, executed by Clean Technologies and Mehetia as the members of the Company (the “2012 Operating Agreement”);

WHEREAS, the Company owns 100% of the issued and outstanding membership interests in Diamond State Generation Partners, LLC (the “Project Company”), which intends to acquire and own a portfolio of Systems having an aggregate nameplate capacity of up to 30 MW to be operated in accordance with the Tariffs and the REPS Act (collectively, the “Portfolio” or the “Project”);

WHEREAS, pursuant to the Equity Capital Contribution Agreement among the Company, the Project Company, Clean Technologies and Mehetia, dated as of March 16, 2012 (as amended, amended and restated, supplemented or modified, the “ECCA”), Clean Technologies agreed to make a capital contribution to the Company on or before the Initial Funding Date, and Mehetia agreed to make a capital contribution to the Company in return for the issuance of Class B Membership Interests in the Company on the Initial Funding Date, subject to the terms and conditions as provided therein; and

WHEREAS, Clean Technologies and Mehetia desire for the 2012 Operating Agreement to be amended and restated as stated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, notwithstanding any contrary provision of the 2012 Operating Agreement, effective as of the date hereof, that:

A.    the issuance of Class B Membership Interests to Mehetia pursuant to the ECCA is approved and is a Permitted Transfer for purposes of this Agreement;

B.    Mehetia continues as a Member of the Company, holding the Class B Membership Interests in the amount (and percentage) next to its name in Annex II;

C.    Clean Technologies continues as a Member of the Company, holding all of the issued and outstanding Class A Membership Interests;

D.    Clean Technologies and Mehetia are the sole Members of the Company; and

E.    the 2012 Operating Agreement is amended and restated in its entirety as described herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Annex I.

ARTICLE II

CONTINUATION; OFFICES; TERM

Section 2.1 Continuation of the Company. The Members hereby acknowledge the continuation of the Company as a limited liability company pursuant to the Act, the Certificate of Formation and this Agreement.

Section 2.2 Name, Office and Registered Agent.

(a)    The name of the Company will be “Diamond State Generation Holdings, LLC” or such other name or names as complies with law and may be determined by the Managing Member from time to time and notified to the Members. The principal office of the Company shall be located at 1299 Orleans Drive, Sunnyvale, California 94089. The Managing Member may change the location of the principal office of the Company to another location, provided that the Managing Member gives prompt written notice of any such change to the registered agent of the Company and all Members.

(b)    The registered office of the Company in the State of Delaware is located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company. The registered office and registered agent may be changed by the Managing Member at any time in accordance with the Act, provided that the Managing Member gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Section 2.3 Purpose. The nature of the business or purpose to be conducted or promoted by the Company is: (i) to acquire, own, hold or dispose of the membership interests in the Project Company; (ii) to engage in the transactions contemplated by the Transaction Documents; (iii) to engage, through the Project Company, in the acquisition and operation of the Systems in accordance with the Transaction Documents; (iv) to engage, through the Project Company, in the business of generating and delivering to the PJM Grid, electricity, capacity, ancillary services and environmental attributes from the Systems in accordance with the Transaction Documents; and (v) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies organized under the Act in each case that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above.

Section 2.4 Term. The term of the Company commenced on July 20, 2011 and shall continue until the Company is dissolved in accordance with the terms hereof or as otherwise provided by law (the “LLC Agreement Termination Date”).

Section 2.5 Organizational and Fictitious Name Filings; Preservation of Limited Liability. The Managing Member shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as are necessary or appropriate for the conduct of the Company’s operation of its business. The Managing Member may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.

Section 2.6 No Partnership Intended. The Members intend that the Company not be a partnership, limited partnership, joint venture or other arrangement other than for tax purposes under the Code, the applicable Treasury Regulations and any state, municipal or other income tax law or regulation, and this Agreement shall not be construed to suggest otherwise.

ARTICLE III

RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1 Membership Interests.

(a)    The Membership Interests comprise 9,505 Class A Membership Interests, all of which are issued and held by Clean Technologies, and 495 Class B Membership Interests, all of which are issued and held by Mehetia.

(b)    The Class A Membership Interests and the Class B Membership Interests shall (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) be evidenced solely by certificates in the forms annexed hereto as Exhibit A and Exhibit B, respectively, or such other form as may be prescribed from time to time by any Legal Requirements; provided, that certificates evidencing the Class A Membership Interests and the Class B Membership Interests which were issued in the forms annexed to the 2012 Operating

Agreement prior to the date hereof shall continue to be valid; (iii) be recorded in a register of Membership Interests, which register the Managing Member shall cause the Administrator to maintain; (iv) be transferable only on recordation of such Transfer in the register of Membership Interest, which recordation the Managing Member shall cause the Administrator to make, upon compliance with the provisions of Article IX hereof and upon presentation of the certificates duly endorsed for Transfer, or accompanied by assignment documentation in accordance with Article IX; (v) be “securities” governed by Article 8 of the UCC in any jurisdiction (x) that has adopted revisions to Article 8 of the UCC substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (y) whose laws may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Membership Interests in the Company; and (vi) be personal property.

(c)    The Company shall be entitled to treat the registered holder of a Membership Interest, as shown in the register of Membership Interests referred to in Section 3.1(b), as the Member for all purposes of this Agreement, except that the Administrator may record in the register of Membership Interest any security interest of a secured party pursuant to any security interest permitted by this Agreement.

(d)    If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms in Article IX, the transferor shall automatically cease to be a Member.

Section 3.2 Actions by the Members.

(a)    Except as otherwise permitted by this Agreement (including Section 3.2(e) below), all actions of the Members shall be taken at meetings of the Members which may be called by any Member for any reason and shall be called by the Managing Member within 10 days following the written request of a Member. The Members may conduct any Company business at any such meeting that is permitted under the Act or this Agreement. Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company. Following each meeting, the minutes of the meeting shall be sent promptly to each Member.

(b)    Members may participate in any meeting of the Members by means of conference telephone or other communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(c)    The presence in person or by proxy of Members owning more than 50% of the aggregate Class A Membership Interests and more than 50% of the aggregate Class B Membership Interests shall constitute a quorum for purposes of transacting business at any meeting of the Members; provided that, in the event that a quorum is not present or otherwise represented at a meeting of the Members duly called in accordance with this Section 3.2, the Members present at such meeting shall have the power to adjourn such meeting and to call another meeting no fewer than 10 days nor more than 15 days from such meeting (and notice thereof shall be promptly provided to all Members by the Managing Member) and the Members present at such second meeting shall constitute a quorum. For the avoidance of doubt, no Major Decision shall be agreed at any meeting, or otherwise taken, without a Class Majority Vote.

(d)    Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered by or at the direction of the Managing Member or of the Member calling such meeting, to each Member of record entitled to vote at such meeting not less than five Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.

(e)    Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of Members representing sufficient Membership Interests to authorize or approve such action pursuant to this Agreement. The Members may conduct any Company business or take any action required of Members under this Agreement through written consent. Where action is authorized by written consent no prior notice is required and no meeting of Members needs to be called or noticed. A copy of any action taken by written consent must be sent promptly to all Members and all actions by written consent shall be filed with the minute books of the Company.

(f)    Each Class A Membership Interest and each Class B Membership Interest shall be entitled to one vote for purposes of any vote, consent or approval of Members required under this Company LLC Agreement or the Act. With respect to those matters required or permitted to be voted upon by the Members, or for which a consent or approval of Members is required or permitted, the affirmative vote, consent or approval of Members owning more than 50% of the outstanding Membership Interests (the “Majority Vote”) shall be required to authorize or approve any such matter; provided that for Major Decisions (such term being used as defined prior to, or following, the Flip Date, as the case may be) the affirmative vote, consent or approval of more than 50% of the outstanding Class A Membership Interests and of more than 50% of the outstanding Class B Membership Interests shall be required to authorize or approve such Major Decision in addition to any other approval required by this Agreement or the Act (a “Class Majority Vote”). Except as otherwise expressly provided in this Agreement, no separate vote, consent or approval of either Class A Members acting as a class, or Class B Members acting as a class, shall be required to authorize or approve any matter for which a vote, consent or approval of Members is required under this Agreement.

Section 3.3 Management Rights. No Member other than the Managing Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided herein, the Managing Member shall not hold out or represent to any third party that any other Member has any such power or right or that any Member is anything other than a member in the Company. A Member, other than a Member who is the Managing Member, shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.

Section 3.4 Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member or the Administrator may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them.

Section 3.5 No Right to Withdraw. Except in the case of Transfers in accordance with Article IX, no Member shall have any right to resign voluntarily or otherwise withdraw from the Company without the prior written consent of each of the remaining Members of the Company in their sole and absolute discretion.

Section 3.6 Limitation of Liability of Members.

(a)    Each Member and its officers, directors, shareholders, Affiliates, employees and agents (each a “Member Party”) shall (i) have liability limited as described in the Act and other applicable Legal Requirements and (ii) be exculpated from liability for and defended, indemnified and held harmless by the Company from any and all judgments, awards, causes of action, lawsuits, suits, proceedings, governmental investigations or audits, losses (including amounts paid in settlement of claims), assessments, fines, penalties, administrative orders or injunctions (including any loss of profits, consequential, punitive, incidental or special damages recovered by any Person other than a Member or an Affiliate of a Member), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts (“Claims”) arising out of the performance by such Member Party of its obligations under this Agreement so long as (A) the Member Party acted in good faith and in a manner reasonably believed by it to be in the best interest of or not opposed to the interest of the Company or the Project Company, as applicable, and (B) the Member Party’s actions did not constitute willful misconduct, fraud or gross negligence or willful breach of any of its covenants under the Transaction Documents. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.

(b)    Each of the Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, the Administrator or any officer or employee of the Company, or by any other individual as to matters that such Member reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(c)    To the extent that, at law or in equity, a Member, in its capacity as a member or manager of the Company or otherwise, has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, such Member, acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement; provided that this Section 3.6(c) shall not be construed to limit obligations or liabilities therefor, in each case as expressly stated in this Agreement or any other Transaction Document. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, in its capacity as a member or manager of the Company, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.

(d)    Clean Technologies, in its capacity as Managing Member, shall not have any liability for breach of contract (except as provided in (i) and (ii) below) or breach of duties (including fiduciary duties) of a member or manager to the Company or to any Member or other Person that is a party to or is otherwise bound by this Agreement, in each case, to the fullest extent permitted by the Act; provided that (i) this Agreement shall not limit or eliminate liability for any (x) obligations expressly imposed on Clean Technologies, as Managing Member, pursuant to this Agreement or any other Transaction Document, (y) act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (z) act or omission arising from the gross negligence, willful misconduct or fraud of Clean Technologies and (ii) this Section 3.6(d) shall not limit or eliminate liabilities expressly stated in this Agreement or any other Transaction Document.

(e)    Except as otherwise provided in Section 6.1 of the ECCA or Section 9.12 hereof with respect to liability resulting from fraud or willful misconduct, or with respect to its failure to pay any amount due to Investor Indemnified Parties under the Transaction Documents, Clean Technologies, in its capacity as Managing Member, shall have no liability of any kind to the Members under this Agreement for monetary damages in an amount that would exceed its aggregate obligation to indemnify the Investor Indemnified Parties pursuant to Section 9.12.

(f)     Clean Technologies, in its capacity as a Member or Managing Member, shall not have any liability to the Company, any Class B Member or any other Person bound by this Agreement for damages resulting from a breach or breaches by (i) the Administrator resulting from or arising out of the Administrator’s performance of its obligations under the Administrative Services Agreement, (ii) the Operator of any of its obligations, covenants or agreements under the MOMA, except to the extent that Clean Technologies is the Managing Member and it is finally determined by a court of competent jurisdiction (not subject to appeal, or not appealed) that Clean Technologies, as Managing Member, has failed to perform its supervisory obligations hereunder with respect to the Administrative Services Agreement or MOMA in a manner consistent with the definition of “Prudent Operator Standard”.

Section 3.7 Liability for Deficits. None of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company, except to the extent otherwise provided by law with respect to third-party creditors of the Company.

Section 3.8 Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property.

Section 3.9 Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement.

Section 3.10 Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions (except distributions described in Article VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act; provided, however, that in the event that a Capital Contribution has been made by a Class B Member, such Class B Member shall be entitled to a return of its Capital Contribution if such Capital Contribution has not been drawn upon in full by the Project Company in accordance with Sections 4.3 and 4.4 hereof within six months following the date of such Capital Contribution, unless otherwise agreed to in writing by such Class B Member. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

Section 3.11 Representations and Warranties.

(a)    Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the date it becomes a Member (both immediately before and after it becomes a Member):

(i)    That the Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization of formation; if required by applicable law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that the Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken.

(ii)    That the Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that the Member enforceable against it in accordance with their terms (except as may be limited by Bankruptcy, insolvency or similar Applicable Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(iii)    That the Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (A) conflict with, or result in a breach, default or violation of, (I) the organizational documents of such Member, (II) any contract or agreement to which the Member is a party or is otherwise subject, or (III) any law, rule, regulation, order, judgment, decree, writ, injunction or arbitral award to which the Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, except (w) for such consents, approvals, authorizations, registrations or notices that have already been received, delivered or filed, (x) for notices required to be delivered that (1) are regulatory or reporting in nature, (2) are not required to be delivered or filed until after the Initial Funding Date and (3) would not reasonably be expected to have a material adverse effect on the ability of such Member to perform its obligations under this Agreement, (y) that Credit Suisse AG, Cayman Islands Branch, of which Mehetia is a wholly owned indirect subsidiary as of the Initial Funding Date, may be required to file a report pursuant to 12 CFR 225.175(c)(2) with the Board of Governors of the Federal Reserve System, and (z) for such notices as any Member or its affiliates may be required to file with FERC pursuant to Section 205 of the Federal Power Act and notice filings required after acquiring an interest in the Company.

(iv)    That the Member is a “United States person,” as defined in Section 7701(a)(30) of the Code.

(b)    Each Member represents and warrants to the Company and each other Member that (i) the Member is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, (ii) the Member has had a reasonable opportunity to ask questions of and receive answers from the Company concerning, the Membership Interests and the Company and all such questions have been answered to the full satisfaction of that Member, (iii) the Member understands that the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Company is under no obligation to register the Membership Interests, (iv) the Member will not transfer the Membership Interests in violation of the Securities Act or any other applicable securities laws and (v) the Member is purchasing the Membership Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.

(c)    Each Member represents and warrants to the Company and each other Member that the Member is not a Disqualified Person.

(d)    Each Member represents and warrants to the Company and each other Member that the Member is not a tax-exempt entity within the meaning of Section 168(h) of the Code.

(e)    Each Member represents and warrants to the Company and each other Member that it has not taken any action that would cause the assets of the Company or the Project Company to become subject to the alternative depreciation system within the meaning of Section 168(g) of the Code.

Section 3.12 Covenants.

(a)    Each Member covenants to the Company and each other Member that it will be a “United States person,” as defined in Section 7701(a)(30) of the Code.

(b)    The Managing Member covenants to the Company and each other Member that (i) all electricity produced by the Systems will be through the use of qualified fuel cell property and (ii) no part of the assets of the Company or the Project Company is or will be used predominantly outside of the United States.

(c)    The Managing Member covenants to cause the Company to cause the Project Company to elect a Grant (to the extent such election is available) with respect to the Systems. If the Grant is not available with respect to certain Systems as determined in Section 7.5(b)(i), the Managing Member covenants to cause the Company to cause the Project Company to elect or claim under an Alternative Tax Program as described in Section 7.5(b)(i).

(d)    The Managing Member covenants to use commercially reasonable efforts, in Consultation with Class B Member, to structure the contracts and business affairs of the Project Company in a way that is intended to maximize the number of Systems that qualify for the Grant or, if any Alternative Tax Program is elected pursuant to Section 7.5(b)(i), any Alternative Tax Program.

(e)    Each Member covenants to the Company and each other Member that it will not take any action that would cause the assets of the Company or the Project Company to become subject to the alternative depreciation system within the meaning of Section 168(g) of the Code.

(f)    Each Member covenants to the Company and each other Member that the Member will not become a Disqualified Person. Each Member further covenants that it will take no action or change its legal status in a manner that would give rise to a Class A Recapture Event or a Class B Recapture Event, as applicable.

(g)    The Managing Member shall be required to perform its duties and obligations hereunder in good faith and in a manner reasonably believed to be in the best interest of the Company.

(h)    The Managing Member covenants that it will not cause the Company or Project Company to claim an ITC with respect to Systems for which an application for a Grant has been submitted or for which a Grant has been received.

(i)    The Managing Member will elect an Alternative Tax Program with respect to any System only in accordance with Section 7.5(b)(i).

(j)    The Managing Member covenants that, if there is any Project Company Distributable Cash, it will cause the Company, as manager of the Project Company, to, not less than on a quarterly basis, cause the Project Company to distribute such Project Company Distributable Cash to the Company.

(k)    The Managing Member covenants that, subject to the provisions of Sections 3.6(c), and (e), it shall cause the Company and cause the Company to cause the Project Company to comply with the terms and conditions of the REPS Act and the Tariffs.

(l)    The Managing Member covenants that all of the Systems will be Placed In Service prior to January 1, 2017 and that each System will be owned by the Project Company prior to each such System being Placed In Service.

(m)    The Class B Member covenants that it will not claim an ITC with respect to Systems for which an application for a Grant has been submitted or for which a Grant has been received.

Section 3.13 Deferred Obligations. The obligations of Mehetia and Clean Technologies to pay their respective Funding Payments or CT Funding Amounts, respectively, are unconditional, except as provided herein and in the ECCA, and subject to full recourse.

Section 3.14 Events of Default. An event of default shall occur upon the occurrence of any of the following by a Member: (i) failure of a Class B Member to make any Funding Payment or failure of a Class A Member to make any payment of a CT Funding Amount, in each case, when due or perform any other obligation with respect to such payment and the same is not cured within five (5) Business Days after notice that the same is due, (ii)    making an untrue material representation or warranty, or (iii) a material breach by such Member of any provision in this Agreement. Without in any way limiting any other remedies available to the Class B Member or Clean Technologies hereunder, upon an event of default by the Class B Member or Clean Technologies, the other Member shall have the right to suspend performance of its obligations that are prevented by such default.

Section 3.15 Matters Pertaining to the Grant.

(a)    As soon as practicable but no later than 105 days after the Initial Funding Date and each Subsequent Funding Date, as applicable, the Managing Member shall: (x) provide the Accounting Firm the information it requires to issue the Accountant’s Certificate with respect to the Systems that have been Placed in Service during the quarterly period following such

Funding Date or other period, as applicable, and will be included in a Grant Application and (y) use commercially reasonable efforts to cause the Company to cause the Project Company to complete and file a Grant Application with respect to such Systems. To the extent permitted by applicable law (and provided that it would not likely cause the Grant Application to be rejected or materially delayed), the Grant Application will request that the Grant be wired or otherwise sent directly to a control account. The Members will cooperate to seek confirmation from the appropriate Governmental Authorities with respect to the ability to have such control account established in the name of the Company. To provide for the possibility that the Grant will have to be funded to an account of the Project Company, promptly following the Execution Date, the Managing Member shall use reasonable best efforts to cause the Company to cause the Project Company, at its cost, to cause the Project Company’s lenders to allow the Project Company to establish a control account in the name of the Project Company which would not be subject to any lien or security interest or restriction on distribution other than the hereinafter described Control Agreement. Whether or not the control account is at the Project Company or Company level, the control account shall be subject to the Control Agreement in form and substance reasonably acceptable to the Class B Member, the control account agent and either the Project Company or the Company, as applicable, which shall provide that upon receipt of any funds in the control account, the control account agent will immediately distribute such funds to the Class B Member and the Class A Member, pro rata as provided in Section 6.1(a). Any distribution made from the control account to the Members will be deemed to be a Company distribution for all purposes of this Agreement, including, without limitation, for purposes of maintaining Capital Accounts.

(b)    At least 10 days prior to filing a Grant Application, the Managing Member shall deliver to Class B Member a copy of the proposed Grant Application, which shall include the proposed filing date for the Grant Application. Class B Member shall have the right to raise reasonable objections to the proposed Grant Application within five days after Class B Member’s receipt thereof. If Class B Member raises any objection to the proposed Grant Application within such five-day period, the Managing Member and Class B Member shall use commercially reasonable efforts to resolve such objections. In the event the Managing Member and Class B Member are unable to resolve any such objections within a reasonable period of time, either Member may invoke the dispute resolution provisions of Section 11.11(a).

(c)    To the Knowledge of the Managing Member, after due inquiry, all factual information and factual statements contained in the Grant Applications including amounts relating to the purchase price of the Systems shall be true, correct and complete in all material respects. For the avoidance of doubt, this Section 3.15(c) shall not be construed as a representation or warranty to any Member as to any legal matters or legal conclusions in the Grant Applications, although the Parties acknowledge that Clean Technologies has made representations and warranties in this Agreement and the ECCA, including representations and warranties relating to the eligibility of the Systems for the Grant.

(d)    The Managing Member shall cause the Company to cause the Project Company to respond to all written requests from any Governmental Authority for additional or supplemental information relating to the Grant Application and shall make all required filings and responses in Consultation with Class B Member.

(e)    Upon receipt by the Project Company of Grant proceeds, the Managing Member shall, within two Business Days following the date on which Grant proceeds are received by the Project Company, provide Class B Member or cause Class B Member to be provided with a notice that sets forth the amount of the Grant received by the Project Company and a calculation of the appropriate amounts to be distributed to each of the Members.

(f)    In the event that an Alternative Tax Program is elected pursuant to Section 7.5(b)(i), the above provisions shall be deemed to apply to any Alternative Tax Program (with modifications as necessary to account for the differences in such programs as compared to the Grant), and the Managing Member shall be required to comply with all such provisions of this Section 3.15 as if they applied to any Alternative Tax Program, as applicable.

Section 3.16 Separateness. The Members agree that the Company and the Project Company are separate and distinct entities and that the Company shall conduct, and cause the Project Company to conduct, their respective affairs in a manner intended to maintain such status, including without limitation adhering the following:

(a)    The Company has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except for the Project Company;

(b)    The Company does not have, shall not have and at no time had any assets other than its membership interests in the Project Company and personal property necessary or incidental to its ownership of such membership interests;

(c)    The Company has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit any dissolution, winding up, liquidation, consolidation or merger or any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except in each case as permitted by (i) this Company LLC Agreement and, (ii) any transfer of the Company’s membership interests in connection with the transactions described in the ECCA;

(d)    The Company shall not incur any additional debt or contingent liabilities except as permitted by this Company LLC Agreement;

(e)    The Company shall not commingle assets with those of any other entity and shall hold its assets in its own name;

(f)    The Company shall conduct its own business in its own name;

(g)    The Company shall maintain bank accounts (if any), books, records and financial statements separate from any other person or entity;

(h)    The Company shall observe all formalities of the Company LLC Agreement;

(i)    The Company shall pay its own liabilities out of its own funds;

(j)    The Company shall maintain adequate capital in light of its contemplated business operations;

(k)    The Company shall use separate stationery, invoices and checks;

(1)    The Company shall pay the salaries of its own employees, if any;

(m)    The Company shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, in each case, other than the Project Company;

(n)    The Company shall not make any loans to any other person or entity other than in accordance with this Company LLC Agreement;

(o)    The Company shall allocate fairly and reasonably any overhead for shared office space;

(p)    The Company shall not pledge its assets for the benefit of any other entity, other than the Project Company or the Project; and

(q)    The Company shall hold itself out as a separate entity, with the exception that the Company shall not be considered a separate entity from the Project Company for federal, state, and local income tax purposes, and shall use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Capital Contributions.

(a)    Subject to the terms of the ECCA, the Members will make Capital Contributions to the Company at the times and in the amounts required under the ECCA. The Members acknowledge that on or prior to the effective date of the 2012 Operating Agreement, the Class A Member made a Capital Contribution to the Company of all of its right, title and interest in and to the Project Company and the sum of $16,619,399.60 (in cash), and has agreed to make further Capital Contributions at the times and in the amounts required under the ECCA. Except as provided in this Article IV of this Agreement, no Member will be required to make any Capital Contributions to the Company after the Subsequent Funding Termination Date.

(b)    The Company shall be entitled to enforce the obligations of each Member with respect to each Funding, and the Company shall have all remedies available at law or in equity in the event any such obligation is not met.

(i)    Each Member hereby (A) agrees that the remedy at law for damages resulting from any failure by it to make a Funding when required under the terms of the ECCA is inadequate because the funding of the Systems requires the timely availability of required capital contributions and (B) consents to the institution of an action for specific performance of its obligations in the event of such a default.

(ii)    The Managing Member (or any other Member in the event that the Managing Member is the defaulting Member) may cause the Company to commence legal proceedings against the defaulting Member to collect the due and unpaid capital contribution plus interest (calculated from the date of the missed Funding) at a rate equal to the lesser of (x) 18% per annum, compounded daily and (y) the maximum rate allowable by law, as well as the expenses of collection including, without limitation, attorneys’ fees. Amounts collected in excess of the defaulting Member’s due and unpaid capital contribution or loan advance shall be deemed for purposes of this Agreement to be income of, or a reimbursement to, the Company, as appropriate, and shall not be treated as a capital contribution by the defaulting Member.

(iii)    Such defaulting Member’s share of the future distributions and profits (but not losses) of the Company shall be reduced by up to one hundred percent (100%) percent of that to which such defaulting Member would have been entitled based upon its Percentage Interest as measured immediately prior to the date of the missed Funding, based on a proportionate calculation of the shortfall of funds resulting from such defaulting Member’s failure to comply with its Funding obligation. The share of future distributions and profits that are not allocated to the defaulting Member shall be apportioned among the other non-defaulting Members in proportion to their respective Percentage Interests until such time as the defaulting Member cures such default by paying such unpaid capital contribution plus interest (calculated from the date of the missed Funding) at a rate equal to the lesser of (x) 18% per annum, compounded daily and (y) the maximum rate allowable by law, as well as the expenses of collection including, without limitation, attorneys’ fees.

Section 4.2 Capital Accounts.

(a)    A Capital Account will be established and maintained for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code. If there is more than one Member in a class, then each of the Members in that class will have a separate Capital Account.

(b)    A Member’s Capital Account will be increased by (i) the amount of money the Member contributes to the Company, (ii) the Gross Asset Value of any property the Member contributes to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code; the Gross Asset Value of any property contributed by a Member will be set forth in Schedule 4.2(b)), (iii) the income and gain (or items thereof) that the Member is allocated by the Company, including any income and gain exempted from tax (e.g., income allocated in respect of the Grant) and gain described in

Section 4.2(c) and (iv) an amount equal to an allocation of upward basis adjustment to such Member in the event of a recapture of the Grant or ITC as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(j). A Member’s Capital Account will be decreased by (v) the amount of money distributed to the Member by the Company (including any proceeds from the Grant distributed to such Member), (vi) the Gross Asset Value of any property distributed to the Member by the Company (net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (vii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., expenditures that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member; and (viii) losses and deductions (or items thereof) that are allocated by the Company to the Member, including losses described in Section 4.2(c), but the Capital Account will not be reduced again under this clause (viii) for expenditures that already reduced it under clause (vii) and (ix) an amount equal to an allocation of downward basis adjustment to such Member to take into account the Grant or ITC as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(j).

(c)    The Gross Asset Values of all the Company assets will be adjusted to equal their respective Gross Fair Market Values upon the occurrence of any of the following events: (i) if any new or existing Member contributes more than a de minimis amount of money or property, provided that, for the avoidance of doubt, no adjustment will be made to Gross Asset Values in connection with any Capital Contributions described in Section 4.2(b) or (c), (ii) if more than a de minimis amount of money or other property is distributed by the Company to a Member to redeem its Membership Interest, or (iii) if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Following the occurrence of an event in clauses (i) and (ii) the Managing Member will make an adjustment to Gross Asset Value only if it reasonably determines, after Consultation with the other Members, that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. In addition, the Gross Asset Value of any Company asset that is distributed to a Member will be adjusted to equal the Gross Fair Market Value of the asset on the Distribution Date. In the event the Gross Asset Value of any item of the Company’s property is adjusted as described in this Section 4.2(c), then the amount of the adjustment will be treated as an item of gain (if the adjustment increases the Gross Asset Value) or an item of loss (if the adjustment decreases the Gross Asset Value) from the disposition of such property.

(d)    The initial Capital Account balance and Percentage Interest of each Member is shown in Schedule 4.2(d). Contributions made by the Members on Subsequent Fundings will be considered contributions of such amounts to the Company. The Managing Member will update Schedule 4.2(d) after each Subsequent Funding and from time to time as necessary to reflect accurately the information therein; provided, however, that, notwithstanding anything in this Company LLC Agreement or the ECCA to the contrary, failure to update Schedule 4.2(d) in accordance with this Section 4.2(d) shall not impact the actual amounts considered Capital Contributions hereunder, all of which shall be deemed made on the date actually contributed. Any such updating will be consistent with how this Article IV requires that the Capital Accounts be maintained. Any reference in this Agreement to Schedule 4.2(d) will be treated as a reference to Schedule 4.2(d) as amended and in effect from time to time.

(e)    If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, then the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.

(f)    The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations or any successor provisions.

Section 4.3 Equity Contributions to Project Company.

(a)    Subject to the terms and conditions of this Agreement and the satisfaction of the conditions precedent in Section 4.4 hereof, the Company shall contribute funds to the Project Company (each such contribution, an “Equity Contribution”) for further application by the Project Company towards payment of the purchase price for the Systems and other related costs. Within five (5) Business Days of receipt of a notice in the form of Exhibit E (the “Equity Contribution Notice”) and the satisfaction or waiver of the conditions precedent in Section 4.4 (such date, the “Equity Contribution Date”), the Company shall transfer the appropriate amount of funds from the Company’s account to a Project Company account as specified by the Project Company in such notice.

(b)    Each of the Initial Funding Payment of Class B Member and the CT Funding Amount of Class A Member made on the Initial Funding Date has been or shall be applied for further contribution to the Project Company to pay the 25% Progress Payments for systems to be deployed in the two quarters immediately following the Initial Funding Date.

(c)    All CT Funding Amounts made by Class A Member and all Subsequent Funding Payments made by Class B Member (subject to the satisfaction or waiver by the Class B Member of the conditions precedent in Section 4.4) will be contributed to the Project Company and used for the purchase and installation of the Systems and related costs. All CT Funding Amounts and all Subsequent Funding Payments will be deposited into an account established in the Project Company’s name with a financial institution reasonably acceptable to Class B Member (the “Capital Contributions Account”) and will be maintained in the Capital Contributions Account until such time as such amounts are used by the Project Company to pay for the costs or expenses for which such funds were requested, to distribute such funds to the Members as expressly permitted hereunder or for such other uses as are agreed to by the Members. Upon establishment of the Capital Contributions Account any portion of the Capital Contributions made by the Members on the Initial Funding Date that was projected to pay for the purchase price of Systems that has not yet been used for such purpose shall be deposited into the Capital Contributions Account and maintained there until used in accordance with the preceding sentence.

Section 4.4 Conditions Precedent to Equity Contributions by Company. The obligation of the Company to make an Equity Contribution to the Project Company (except in the case of the portion of any Equity Contribution used to pay any 25% Progress Payments for

Systems to be deployed in the subsequent quarter which shall be subject to the conditions precedent hereinafter expressly provided) will be subject to the fulfillment by the Project Company, on or before the applicable Equity Contribution Date, of each of the following conditions (and upon satisfaction of such conditions, as applicable, the Managing Member shall so notify in writing the Administrator and the Members):

(a)    the Project Company shall have delivered to the Company and each of the Company’s members an Equity Contribution Notice, in the form attached to this Agreement as Exhibit E;

(b)    Managing Member’s Capital Contribution to the Company of $16,619,399.60 shall have been further contributed by the Company to the Project Company and used by Project Company to incur Project costs in an amount equal to at least 5% of the cost of all Systems;

(c)    the Project Company shall deliver to the Company and each of the Company’s members all necessary Governmental Approvals from the applicable Governmental Authority to the extent not previously delivered;

( d)    each of the representations and warranties of Clean Technologies in Section 3.2 of the ECCA relating to the Systems funded by such Equity Contribution is (i) true and correct in all material respects as of such Equity Contribution Date except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct in all material respects as of such earlier date and (ii) if and to the extent such representations and warranties are qualified by the words “material,” “Material Adverse Effect” or similar qualification, true and correct, as qualified, as of the such Equity Contribution Date (or such earlier date, as applicable);

(e)    No material ongoing breach exists by Bloom, Clean Technologies, the Company, the Project Company, the Managing Member, DPL or PJM under the ECCA, the Project Company LLC Agreement, the MESP A, the MOMA, the Administrative Services Agreement, the Credit Documents, the DPL Agreements, the PJM Agreements, this Agreement or any other Transaction Document or Material Contract, as applicable;

(f)    the Project Company is solvent and no event of Bankruptcy has occurred with respect to the Project Company;

(g)    confirmation that (i) all conditions precedent in Section 2.5 and Section 2.7 of the ECCA (other than Section 2.5(aa)) remain satisfied; provided that Clean Technologies and Company shall not be required to update any due diligence reports, legal opinions, appraisals or other third party documents previously delivered to Class B Member unless any of such previously delivered documents has been withdrawn or specific circumstances have materially changed in connection with the Systems to be funded from this Equity Contribution by Company to Project Company such that the previously delivered document is inapplicable or is materially incorrect with respect to such Systems; and (ii) there have been no material adverse changes from the circumstances addressed in the due diligence reports delivered under Sections 2.5(a) and (b) of the ECCA;

(h)    the information on each invoice from Bloom to Project Company for payments under the MESPA regarding the Systems to be paid for with proceeds of the applicable Equity Contribution will include the following: (i) the location of the installation of each such System, (ii) the serial number for each such System, (iii) the price for each such System as determined pursuant to the MESPA, (iv) all amounts previously paid as a deposit on each such System and (v) all amounts remaining due and payable on each such System;

(i)    the Initial Funding Payment, any prior Subsequent Funding Payments and any prior CT Funding Amounts, as applicable, shall have been contributed in full to the Project Company in accordance with Section 4.3 and Section 4.4 hereof, with respect to any Subsequent Funding Payment and any CT Funding Amount, the Capital Contributions Account shall have been established and maintained in accordance with the provisions of Section 4.3(c), the Project Company does not retain at such time in the Capital Contributions Account more than an amount equal to (i) $20,000,000 minus (ii) the amount of cash held by the Company at such time, and the Project Company shall have used such payments to make payments under the MESPA;

(j)    there are no material defaults under the MOMA relating to Systems previously installed, purchased and paid for by Project Company;

(k)    in the case of the portion of any Subsequent Funding Payment used to pay any 75% Progress Payments, Commencement of Operations (as defined under the MESPA) has occurred for the Systems for which there is a request for a Capital Contribution of the amounts of the 75% Progress Payment for such System;

(l)    in the case of the portion of any Subsequent Funding Payment or any CT Funding Amount used to pay any 75% Progress Payments, the Members have received confirmation that the Note Proceeds have either been disbursed from the Construction Escrow Account or will be available for disbursement from the Construction Escrow Account contemporaneous with Project Company’s drawdown of such Progress Contribution from the Company (as may be evidenced by, among other things, delivery to the Members of a copy of the Account Withdrawal Instruction applicable to such proceeds which has been countersigned by the Collateral Agent and delivered to the Depositary) or the Required Holders have in writing confirmed to the Members that all conditions precedent to such disbursement from the Construction Escrow Account have been satisfied or waived and the Required Holders are prepared to permit such disbursement contemporaneous with Project Company’s drawdown of such Progress Contribution from the Company; and

(m)    in the case of the portion of any Subsequent Funding Payment or any CT Funding Amount used to pay any 75% Progress Payments, the Members have received written certification from the Independent Engineer (as defined in the MESPA) addressed to Project Company certifying, without any qualification, that such System’s commissioning has been successfully completed, that such System is available for full commercial operation, and that Bloom has installed all BOF Work (as defined in the MESPA) necessary for the operation of that System.

Notwithstanding the foregoing, with respect to the portion of any Equity Contribution used to pay any of the 25% Progress Payments for Systems to be deployed in the subsequent quarter, the fulfillment by the Project Company, on or before the applicable Equity Contribution Date, of each of the conditions set forth in Sections 4.4(a), (e), (f), (h)(i) and (h)(iii) must be satisfied.

To the extent that an Equity Contribution Notice has been delivered to the Company for which all of the applicable conditions precedent set forth above have been satisfied, the Company may make a capital contribution to Project Company related to all of the Systems for which all of the applicable conditions precedent have been satisfied. With respect to those Systems for which all conditions precedent had not been previously satisfied, but which are later satisfied, the Company may make a subsequent capital contribution to Project Company for the amounts requested in connection with that later qualifying System.

Section 4.5 Member Loans.

(a)    The Class B Members are entitled to effect cures of defaults under the Credit Documents to the extent set forth in the Interparty Agreement. Amounts expended in effecting such cures shall be deemed Member Loans, with each Class B Member contributing ratably in proportion to its holding of all then outstanding Class B Membership Interests; provided that, if any Class B Member does not wish to advance or loan its proportionate share of any such advance or loan, an amount equal to such proportionate share may instead be advanced by the remaining Class B Members (each such remaining Class B Member contributing ratably (or as otherwise agreed amongst such remaining Class B Members) in proportion to its holding of all then outstanding Class B Membership Interests (excluding in such determination of outstanding Class B Membership Interests all then outstanding Class B Membership Interests of any Class B Member that does not wish to advance or loan such proportionate share).

(b)    Any loan or advance made by any Class B Member pursuant to this Section 4.5 shall bear interest, unless otherwise agreed by such Class B Member in its sole discretion, at the Prime Rate.

(c)    Notwithstanding anything to the contrary in this Agreement, the Company shall borrow and accept, and the Managing Member shall cause the Company to borrow and accept, such loans or advances from the lending Members. The Company shall immediately advance, and the Managing Member shall cause the Company to immediately advance, such loans or advances from the lending Members to the Project Company. The incurrence of indebtedness by the Company pursuant to any loan or advance made by any Member pursuant to this Section 4.5 shall not require the consent of the Managing Member or the Class A Member. The Company shall apply all Company Distributable Cash to the payment of the principal of all outstanding advances or loans (together with accrued interest thereon) made under this Section 4.5 and, unless and until the outstanding principal amount of all such advances and loans is repaid in full together with all interest thereon and all other amounts due in respect thereof, there shall be no distributions to the Class A Members under this Agreement pursuant to Article VI or otherwise.

(d)    An advance or loan by any Member described in this Section 4.5 constitutes a loan from such Member to the Company and is not a Capital Contribution.

ARTICLE V

ALLOCATIONS

Section 5.1 Allocations. After giving effect to the allocations in Section 5.2 and except as provided in Section 10.2(c) and Section 10.2(d) for purposes of maintaining Capital Accounts, all items of Company income, loss, gain, deduction and credit for any Fiscal Year will be allocated among the Members as follows:

(a)    Except for items relating to any Grant, for the period beginning on April 13, 2012 and running through the Flip Date, 99% in the aggregate to the Class B Members, allocated among them in proportion to their Pro Rata Shares, and 1% in the aggregate to the Class A Members, allocated among them in proportion to their Pro Rata Shares; and (ii) for the period beginning after the Flip Date, 5% in the aggregate to the Class B Members, allocated among them in proportion to their Pro Rata Shares, and 95% in the aggregate to the Class A Members, allocated among them in proportion to their Pro Rata Shares.

(b)    With respect to any items relating to any Grant, 99% in the aggregate to the Class B Members, allocated among them in proportion to their Pro Rata Shares, and 1% in the aggregate to the Class A Members, allocated among them in proportion to their Pro Rata Shares.

(c)    No losses or deductions may be allocated to a Member pursuant to this Section 5.1 to the extent the allocation would lead to a deficit in such Member’s Adjusted Capital Account. Losses or deductions that a Member cannot be allocated by reason of this Section 5.1(b) will be allocated to the other Members.

Section 5.2 Adjustments. The following adjustments will be made in the allocations in Section 5.1 to comply with Treasury Regulation Section 1.704-1(b):

(a)    In any Fiscal Year in which there is a net decrease in Company Minimum Gain, income and gain in the amount of the net decrease will be allocated to Members in the ratio required by Treasury Regulation Section 1.704-2. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and will be interpreted consistently therewith.

(b)    In any Fiscal Year in which there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, then income and gain in the amount of the net decrease will be allocated to each Member who was considered to have had a share of such minimum gain at the beginning of the Fiscal Year in the ratio required by Treasury

Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This provision is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(c)    In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), gross income will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Member’s Adjusted Capital Account as quickly as possible. However, an allocation will be made under this Section 5.2(c) only if and to the extent that the Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in Sections 5.1 and 5.2 have been tentatively made as if this Section 5.2(c) were not in this Agreement.

(d)    In the event that any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year after all the other allocations in Section 5.1 and 5.2 have been taken into account, then the Member will be specially allocated items of Company income and gain as quickly as possible to eliminate the deficit.

(e)    Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same ratio as other income and loss under Section 5.1 or Sections 10.2(c) and (d), as applicable.

(f)    Any Member Nonrecourse Deductions for any Fiscal Year will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(l).

(g)    If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 734(b) of the Code, solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in the same ratio as other gain or loss for the Fiscal Year in which the adjustment occurs. This provision is intended to comply with Treasury Regulation Sections 1.704-l(b)(2)(iv)(m)(2) and (4) and will be interpreted consistently therewith.

(h)    The allocations in this Section 5.2 are required to comply with the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, the net amount of the allocations under this Article V and Section 10.2 to each Member will be the net amount that would have been allocated to each Member if this Agreement did not have this Section 5.2.

Section 5.3 Tax Allocations.

(a)    All allocations of tax items of Company income, gain, deductions and losses for each Fiscal Year will be allocated in the same proportions as the allocations of book items of Company income, gain, deductions and losses were made for such Fiscal Year pursuant to Sections 5.1 and 5.2.

(b)    Notwithstanding Section 5.3(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Company LLC Agreement, there exists a variation between the adjusted basis of an item of Company property for United States federal income tax purposes and as determined under the definition of Gross Asset Value, allocations of income, gain, loss, and deduction will be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Gross Asset Value using the traditional method with curative allocations pursuant to Treasury Regulation Section 1.704-3(c). To the extent the “ceiling rule” in Treasury Regulation Section 1.704-3(b) prevents the noncontributing Members from receiving an amount of tax depreciation in any year equal to the Members’ share of Depreciation for the year, then the shortfall will be made up in succeeding years as quickly as possible out of any tax depreciation that would otherwise have been allocated to the contributing Member.

(c)    Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, deductions or losses or distributions pursuant to any other provision of this Agreement.

(d)    To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of a Membership Interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment will affect the transferee only and will not affect the Capital Account of the transferor or transferee. In such case, the transferee will be required to agree to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Company’s assets and (ii) the depreciation or amortization method for any step-up in basis to the Company’s assets.

(e)    Solely for purposes of determining a Member’s proportionate share of the “excess non-recourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s share of such liability shall be consistent with the profit sharing percentages then in effect pursuant to Section 5.1(a).

Section 5.4 Transfer or Change in Company Interest. If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the change or Transfer occurs, all income, gains, losses, deductions, credits and other tax incidents resulting from the operations of the Company shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using the proration method permitted by Treasury Regulation Section 1.706-1(c)(2)(ii), unless otherwise agreed by all the Members.

Section 5.5 Timing of Allocations. Items of income, gain, loss, deduction and credit will be allocated to the Members pursuant to this Article V as of the last day of each Fiscal Year; provided that such items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to Section 4.2(c).

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions. Except as provided otherwise in Sections 6.6, 6.7, 6.9, 6.11 or 10.2, Company Distributable Cash will be distributed to the Members on each Distribution Date in the manner described in this Section 6.1.

(a)    First, the proceeds of any Grant (or, if any Alternative Tax Program is elected pursuant to Section 7.5(b)(i), any Alternative Tax Program other than the ITC) received by the Project Company in connection with the Systems included in the Portfolio (as opposed to future capital expenditures) will be distributed, promptly upon receipt, in full to the Company by the Project Company and then distributed 99% to the Class B Members, distributed among them in proportion to their Pro Rata Shares, and 1% to the Class A Members, distributed among them in proportion to their Pro Rata Shares;

(b)    Second, any remaining Company Distributable Cash will be distributed (i)    from April 13, 2012 to and through the Flip Date, 99% to the Class B Members, distributed pro rata in proportion to the Percentage Interest held by each Class B Member, and 1% to the Class A Members, distributed pro rata in proportion to the Percentage Interest held by each Class A Member, and (ii) after the Flip Date, 5% to the Class B Members, distributed pro rata in proportion to the Percentage Interest held by each Class B Member, and 95% to the Class A Members, distributed pro rata in proportion to the Percentage Interest held by each Class A Member; and

(c)    Notwithstanding anything to the contrary in this Article VI or in any other Transaction Document, in the event that any 25% Progress Payments or 75% Progress Payments are refunded from Bloom to Project Company under the MESPA, whether or not such refunded 25% Progress Payments or 75% Progress Payments are deposited into a separate control account with the Company as the secured party, following the receipt by the Company of such refunded 25% Progress Payments or 75% Progress Payments, such refunded 25% Progress Payments or 75% Progress Payments will be distributed 100% to the Class B Members and among them in proportion to their Pro Rata Shares.

Section 6.2 Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state or local tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company fails to withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (a) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (b) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

Section 6.3 Limitation upon Distributions. No distribution of Company Distributable Cash will be made if the distribution would violate any contract or agreement to which the Company is then a party or any Legal Requirement then applicable to the Company.

Section 6.4 No Return of Distributions. Any distribution of Company Distributable Cash or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act and, to the full extent permitted by law, any Member receiving the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

Section 6.5 Calculation of Internal Rate of Return.

(a)    Tracking Progress. The Managing Member will calculate at least annually whether the Class B Member has reached the Target IRR and will send the Class B Member, within 120 days after the end of each Fiscal Year in which the Target IRR was not achieved, a report in the form of the Tracking Model showing where it believes the Class B Member is in relation to the Target IRR. If the report suggests that the Target IRR will be reached during the next two Fiscal Years, then the Managing Member will calculate and report whether the Class B Member has reached the Target IRR at least quarterly thereafter. The Managing Member will make its advisers available to answer any questions about its calculations. The Class B Member may invoke the dispute resolution procedures in Section 11.11(b) to resolve any item or procedure that is in dispute, and the conclusion of such dispute resolution procedures will apply in all subsequent periods to any identical item or procedure.

(b)    Notice of Date. The Managing Member will notify the Class B Member in writing at least 10 Business Days before the Distribution Date following the month in which it believes the Class B Member achieved the Target IRR or at least 30 days before making any liquidating distributions, in connection with a liquidation of the Company pursuant to Section 10.1, if it believes the Class B Member will achieve the Target IRR as a consequence of the liquidating distributions. The notice will include the Tracking Model showing the Managing Member’s calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class B Member under Section 10.2 in light of the calculations. The Managing Member will make its advisers available to answer any questions about its calculations. If the Class B Member wishes to invoke the dispute resolution procedures in Section 11.11(b) to resolve any disagreements, then they must give notice to that effect to the Managing Member before the Distribution Date, in a case not involving liquidation of the Company, and within 30 days after receipt of notice from the Managing Member in a case involving liquidation.

(c)    Notwithstanding the foregoing, if there is a Class A Recapture Event after a final determination has been made that Class B Member has achieved the Target IRR, the Internal Rate of Return shall be recalculated at the time of such Class A Recapture Event in accordance with the terms of Section 6.5, taking into account the consequences of any recapture. If, as a result of the Class A Recapture Event, the Class B Member’s Internal Rate of Return is below the Target IRR, the sharing percentages set forth in Section 5.1 and Section 6.1 shall be adjusted to the maximum extent necessary so as to correct, on a present value basis calculated at the Target IRR, the difference between the Target IRR assumed to have been realized by a holder of Class B Membership Interests on the Distribution Date as of which the Target IRR was determined to have been achieved, and the Internal Rate of Return realized by such a holder after adjusting solely for the Class A Recapture Event. Such change in sharing percentages shall remain in effect until, and to the extent necessary so that, the difference between the Target IRR and actual Internal Rate of Return shall have been eliminated.

Section 6.6 Satisfaction of Recapture-Related Obligations of the Class A Members to the Class B Member.

(a)    Notwithstanding the provisions of Section 6.1, if the Class B Member shall suffer any Recapture Damages, as a result of a Class A Recapture Event, then the Class B Member shall be entitled to collect Recapture Damages from the Class A Member in accordance with this Section 6.6.

(b)    Within 60 days after they become aware that they have incurred Recapture Damages, the Class B Member shall notify the Company and the Class A Members in writing of their Recapture Claim for such Recapture Damages, specifying in reasonable detail the cause of such Recapture Damages and the Class B Member’s calculation of the amount thereof if reasonably determinable by the Class B Member, or, if not reasonably determinable, an estimate of the range of such Recapture Damages. Within 30 days following receipt of notice of a Recapture Claim, the Class A Members shall notify each of the Class B Members and the Company in writing whether it agrees with or disputes all or a portion of the Recapture Claim, specifying the amount, if any, so agreed to. If the Class A Members shall not deliver such notice within the time specified, it shall be deemed to have delivered a notice on the 30th day disputing the entire amount of such Recapture Claim. The Class B Member shall have all rights and remedies available at law or in equity to the Class B Member to collect any Recapture Damages from the Class A Members.

Section 6.7 Satisfaction of Certain Recapture-Related Obligations of the Class B Member to the Class A Members.

(a)    Notwithstanding the provisions of Section 6.1, if the Class A Member shall suffer Recapture Damages as a result of a Class B Recapture Event, the Class A Member shall be entitled to collect such Recapture Damages from the Class B Member in accordance with this Section 6.7.

(b)    Within 60 days after they become aware that they have incurred Recapture Damages, the Class A Members shall deliver to the Company and the Class B Member a Recapture Claim notice for such Recapture Damages, specifying in reasonable detail the cause of such Recapture Damages and the Class A Member’s calculation of the amount thereof if reasonably determinable by the Class A Member, or, if not reasonably determinable, an estimate of the range of such Recapture Damages. Within 30 days following receipt of notice of a Recapture Claim, the Class B Member shall notify each of the Class A Members and the Company in writing whether it agrees with or disputes all or a portion of the Recapture Claim, specifying the amount, if any, so agreed to. If the Class B Member shall not deliver such notice within the time specified, it shall be deemed to have delivered a notice on the 30th day disputing the entire amount of such Recapture Claim. The Class A Members shall have all rights and remedies available at law or in equity to the Class A Members to collect any Recapture Damages from the Class B Member.

Section 6.8 Satisfaction of Certain Recapture-Related Obligations of the Company or the Project Company

(a)    Notwithstanding the provisions of Section 6.1, if the Company or Project Company is required to make any payment to the United States of America (or any agency or instrumentality thereof), as applicable, resulting from a Recapture Event (i) as a result of a Class A Recapture Event, then the Class A Member will be required to pay the amount of such payment (x) to the United States of America (or any agency or instrumentality thereof) on behalf of the Company or Project Company, as applicable, or (y) in the event that the Company or the Project Company has already made such payment, to the Company or Project Company, as applicable, in accordance with this Section 6.8 or (ii) as a result of a Class B Recapture Event, then the Class B Member will be required to pay the amount of such payment (x) to the United States of America (or any agency or instrumentality thereof) on behalf of the Company or Project Company, as applicable, or (y) in the event that the Company or the Project Company has already made such payment, to the Company or Project Company, as applicable, in accordance with this Section 6.8.

(b)    Within 60 days after the Company or Project Company becomes aware that a Recapture Event has occurred that requires the Company or Project Company to make a payment as a result of such Recapture Event, the Company or Project Company, as applicable, shall deliver to the Members a written notice, specifying in reasonable detail the cause of such Recapture Event, including whether caused by a Class A Recapture Event or Class B Recapture Event, and the Company or Project Company’s calculation of the amount of any such payment as a result of such Recapture Event, if reasonably determinable by the Company or the Project Company, or, if not reasonably determinable, an estimate of the range of such payment. Within 30 days following receipt of notice, each Member shall notify the Company or Project Company, as applicable, in writing whether it agrees with or disputes all or a portion of the amount specified in the notice, specifying the amount, if any, so agreed to. The Company and Project Company shall have all rights and remedies available at law or in equity to the Members to collect any payment required to be paid by the Company or the Project Company as a result of a Class A Recapture Event or Class B Recapture Event from the responsible Members.

Section 6.9 Class A Recapture Events Prior to Receipt of Grant.

(a)    If, prior to a Grant being received by the Project Company, there is a Recapture Event resulting in a denial of all or a portion of such Grant with respect to the Company or Project Company as a result of a Class A Recapture Event, the Class A Member will be required to pay the Class B Member 99% of the amount that equals the difference between the Grant amount set forth in the Grant Application and the actual Grant amount received.

(b)    Within 60 days after a Recapture Event resulting in a denial of all or a portion of the Grant as a result of a Class A Recapture Event, the Class A Member shall have the right to cause the Company or Project Company to appeal, contest or discuss such denial (i) in any formal or informal discussions with Treasury or any other Governmental Authority, (ii) in any formal or informal administrative proceeding before the relevant Governmental Authority and/or (iii) by commencing litigation in any forum appropriate for such appeal or contest. The Class A Member shall have the right to direct such appeal, contest, or discussions. The Class A Member shall keep, or cause the Company or Project Company to keep, the Class B Member reasonably apprised of all developments with respect to any such appeal, contest, or discussions and shall consult with the Class B Member with respect to its strategy for such appeal, contest or discussion prior to beginning any such appeal, contest or discussion.

Section 6.10 Repayment. If the amount of any Recapture Damages paid under Sections 6.6, 6.7, or 6.8 or any payments made under Section 6.9, are reduced or recovered by the Indemnified Party at any time after the making of such payments by the Indemnifying Party, the amount of such reduction or recovery, less any costs or expenses incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts, but taking into account any Tax benefit the Indemnified Party actually realizes as a result of such repayment.

Section 6.11 Permitted Distributions. On or promptly following the execution date of the Note Purchase Agreement, the Project Company will distribute an amount equal to the Permitted Distribution from the proceeds received by the Project Company from the sale of the notes thereunder to the Company. On or promptly following the Final Completion Date, the Project Company will distribute an amount equal to the amounts remaining on deposit in the Construction Escrow Account and the IDC Reserve Account, in the aggregate, upon the occurrence of the Final Completion Date (such amount, the “Aggregate Final Completion Distribution”) to the Company. The Members acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, (i) the proceeds of the Permitted Distribution shall be distributed to the Members on April 30, 2013 or such earlier date as may be agreed upon by the Members and (ii) the proceeds of the Aggregate Final Completion Distribution shall be distributed to the Members on the Distribution Date immediately succeeding the Final Completion Date.

ARTICLE VII

ACCOUNTING AND RECORDS

Section 7.1 Reports.

(a)    The Managing Member shall cause the Administrator to prepare and deliver to each Member as soon as practical but in no event later than the 20th day after the end of each month, a written report (each, an “Operations Report”), in the form attached as Exhibit C, that will include a summary of the kilowatt hours produced and sold by the Project Company during such month, information regarding the Systems’ availability during such month, notice of material events, including but not limited to, defaults under Material Contracts, any Material Adverse Effect that has occurred at the Project Company, any FERC or Grant-related filings, periodic reports on the status of the System sales, periodic financial statements of the Company and the Project Company and such other relevant operational information as may from time to time be reasonably requested, prior to the Flip Date, by Class B Members owning more than 50% of the Class B Membership Interests by Percentage Interest.

(b)    No later than 60 calendar days before the start of each Fiscal Year, the Managing Member shall cause the Administrator to prepare or cause to be prepared, and shall submit to each Member, an annual capital and operating budget for the Project Company before the end of the previous Fiscal Year (the “Annual Budget”).

(c)    The Managing Member shall cause the Administrator to prepare and deliver to each Member on or before the 20th day after the end of each calendar month a report showing the calculation of distributions for such month determined in accordance with Article VI for both distributions from the Project Company to the Company and the Company to the Members.

(d)    The Managing Member shall cause the Administrator to (i) calculate at least annually whether the Class B Member has reached the Target IRR; provided, however, that if the calculation in a year suggests that the Target IRR will be reached during the next two

Fiscal Years, then the Managing Member will calculate whether the Class B Member has reached the Target IRR at least quarterly thereafter; and (ii) send the Class B Member, within 120 days after the end of each Fiscal Year in which the Target IRR was not achieved, a report showing where it believes the Class B Member is in relation to the Target IRR and a similar report within 30 Business Days after the end of each Quarter during any period when quarterly reports are required.

(e)    The Managing Member shall cause the Administrator to notify the Class B Member in writing at least 30 days before the Distribution Date following the month in which it believes the Class B Member achieved the Target IRR or at least 30 days before making any liquidating distributions, in connection with a liquidation of the Company pursuant to Section 10.1, if it believes the Class B Member will achieve the Internal Rate of Return as a consequence of the liquidating distributions (the “Target IRR Notice”). The Target IRR Notice will include the Managing Member’s Internal Rate of Return calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class B Member under Section 10.2 in light of the calculations.

Section 7.2 Books and Records and Inspection.

(a)    The Managing Member shall cause the Company to keep and shall cause the Administrator to maintain, full and accurate books of account, financial records and supporting documents that reflect, completely, accurately and in reasonable detail in all material respects, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and all other documents and writings of the Company and all statements and documents required by the Guidance (including, but not limited to, energy production information and financial and accounting records sufficient to demonstrate that the Grant was properly obtained in accordance with the Guidance and any other documents needed to comply with the Guidance maintenance and access to records, requirements and documents needed for the completion of annual project performance reports (including information regarding annual energy production and number of jobs retained) and recapture certification). The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained by the Administrator at the principal office of the Company. The financial records and reports of the Company and the Project Company shall be kept on an accrual basis and kept in accordance with GAAP.

(b)    In addition to and without limiting the generality of Section 7.2(a), the Managing Member shall cause the Company to keep and shall cause the Administrator to maintain at the Company’s principal office:

(i)    true and full information regarding the status of the financial condition of the Company, including any financial statements until the applicable statute of limitations expires with respect to the Company tax year to which such information and financial statements relate;

(ii)    promptly after becoming available, a copy of the Company’s and, if applicable, the Project Company’s federal, state, and local income Tax Returns for each year;

(iii)    minutes of the proceedings of the Members;

(iv)    a current list of the name and last known business, residence or mailing address of each Member and the Administrator;

(v)    a copy of this Agreement and the Company’s Certificate of Formation, and all amendments thereto, the Project Company’s operating agreement and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto which have been executed and copies of written consents of Members;

(vi)    true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member;

(vii)    copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights; and

(viii)    all records related to the production and sale of electricity by the Project Company.

(c)    Upon receiving reasonable prior notice to the Managing Member, all books and records of the Company and the Project Company shall be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company, provided that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company’s business.

Section 7.3 Bank Accounts, Notes and Drafts.

(a)    All funds not required for the immediate needs of the Company shall be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flow needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Members and the Administrator, and the Company’s funds shall not be commingled with any funds of any other Person, including the Project Company, any Administrator, any Member or any Affiliate of a Administrator or a Member.

(b)    The Members acknowledge that the Company may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that neither the Managing Member nor the Administrator nor the Company shall be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution, so long as any such maintenance of funds is in compliance with the first sentence of Section 7.3(a).

(c)    Checks, notes, drafts and other orders for the payment of money shall be signed by such officers of the Company, or the Managing Member, as the Company from time to time may authorize. When the Company so authorizes, the signature of any such Person may be a facsimile.

Section 7.4 Financial Statements.

(a)    As soon as practicable after the end of each Quarter, but in any event within 60 calendar days after the end of each Quarter, the Managing Member shall cause the Administrator to furnish to each Member unaudited financial statements with respect to such Quarter for the Company and the Project Company prepared in accordance with GAAP and consisting of (i) a balance sheet showing the Company’s and the Project Company’s financial position as of the end of such Quarter, (ii) profit and loss statements for the Company and the Project Company for such Quarter, and (iii) a statement of cash flows for the Company and the Project Company for such Quarter. Such statements shall include a statement of Members’ equity based on hypothetical liquidation at book value (HLBV) accounting.

(b)    By the following April 30 after the end of each Fiscal Year, the Managing Member shall cause the Administrator to furnish to each Member consolidated financial statements with respect to such Fiscal Year for the Company that are audited and certified by an Accounting Firm and prepared in accordance with GAAP, consisting of (i) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (ii) profit and loss statements for the Company for such Fiscal Year, (iii) a statement of cash flows for the Company for such Fiscal Year and (iv) related footnotes. Such statements shall include a statement of Members’ equity based on hypothetical liquidation at book value (HLBV) accounting.

(c)    By the following February 15 after the end of each Fiscal Year, the Managing Member shall cause the Administrator to furnish to each Member unaudited financial statements with respect to such Fiscal Year for the Company and the Project Company prepared in accordance with GAAP and consisting of (i) a balance sheet showing the Company’s and the Project Company’s financial position as of the end of such Fiscal Year, (ii) profit and loss statements for the Company and the Project Company for such Fiscal Year, (iii) a statement of cash flows for the Company and the Project Company for such Fiscal Year. Such statements shall include a statement of Members’ equity based on hypothetical liquidation at book value (HLBV) accounting.

Section 7.5 Partnership Status and Tax Elections.

(a)    The Members intend that the Company will be taxed as a partnership for United States federal, state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b)    The Company will make the following elections on the appropriate Tax Returns:

(i)    any election necessary to qualify for the Grant and prevent a Class A Recapture Event as it relates to the Grant, or if the Grant is determined by the Members (by a Class Majority Vote) to not be available, any election or claim of any Alternative Tax Program that the Members have decided to elect or claim pursuant to a Class Majority Vote; provided that if the Company and the Project Company seek to claim the ITC, the Members agree to negotiate in good faith and execute any amendments to any of the Transaction Documents, enter into any additional agreements and take all such additional actions as may be reasonably required to effect such an election;

(ii)    to the extent permitted under Section 706 of the Code, to adopt as the Company’s fiscal year the calendar year;

(iii)    to adopt the accrual method of accounting;

(iv)    if a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs, to elect pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;

(v)    to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code;

(vi)    to elect out of additional first year depreciation pursuant to Section 168(k)(2)(D)(iii) of the Code, unless, after consultation with the Class B Member, the Class B Member requests in writing that this election not be made; and

(vii)    if approved in writing by Members representing a Class Majority Vote, any other election the Managing Member may deem appropriate.

(c)    The Company shall file an election under Section 6231(a)(l)(B)(ii) of the Code and the Treasury Regulation thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

Section 7.6 Company Tax Returns. The United States federal income Tax Returns for the Company and all other Tax Returns of the Company shall be prepared as directed by the Managing Member in Consultation with the other Members. If a Member notifies the Managing Member that any real property Taxes with respect to the Systems were assessed against or invoiced to such Member, then the Managing Member will cause the Company to pay such Taxes in full and in a timely manner, provided, further, that with respect to each Tax Year ending on the last Friday of November, the Managing Member will cause the Company to prepare preliminary Tax Returns and issue preliminary K-l ’s to the Members no later than February 1 of the following Tax Year. The Managing Member, in Consultation with the other Members, may extend the time for filing any such Tax Returns as provided for under applicable statutes; provided that, in the event of any such extension, the Managing Member shall provide the other Members with an estimate of the Taxes owed within 20 days of the filing of such extension. At the Company’s expense, the Managing Member shall cause the Company to retain an Accounting Firm to prepare or review and sign the necessary federal and state income Tax Returns and information returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns, provided that such information is readily available from regularly maintained accounting records. At least 30 days prior to filing the federal and state income Tax Returns other than information returns, the Managing Member shall cause the Administrator to deliver to the other Members for their review a copy of the Company’s federal and state income Tax Returns, excluding information returns, in the form proposed to be filed for each Fiscal Year together with a notice of any inconsistencies with the Base Case Model, and shall cause the Administrator to incorporate all reasonable changes or comments to such proposed Tax Returns requested by the other Members (who shall be required to make all reasonable efforts to provide such changes or comments in a reasonable amount of time) at least 10 days prior to the filing date for such returns. The dispute provisions under Section 11.11 may be invoked if Class B Members owning more than 50% of the Class B Membership Interests disagree with a position taken on any Tax Return; provided that the Accounting Firm preparing the Tax Return still must be able to sign the Tax Return consistent with the resolution of the dispute; provided, further that if the dispute process would not be completed by the date that the Tax Return must be filed under this Section 7.6, then the Managing Member will cause the Company to file the Tax Return as originally prepared by the required date, but the Managing Member may be required to cause the Company to amend the Tax Return after a conclusion is reached in the dispute process; and provided still further that in the event such challenge confirms the original position in question, the challenging Class B Member shall promptly pay all of the Accounting Firm’s reasonable fees and expenses incurred in connection with such challenge. After taking into account any such requested changes, the Managing Member shall cause the Company to timely file, taking into account any applicable extensions, such Tax Returns. Within 20 days after filing such federal and state income Tax Returns and information returns, the Managing Member shall cause the Company to deliver to each Member a copy of the Company’s federal and state income Tax Returns and information returns as filed for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.

Section 7.7 Tax Audits.

(a)    Clean Technologies is hereby designated as the initial “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code, inclusive. Each other Member may provide the Secretary of Treasury with notice that it is a “notice partner” under Section 6223 of the Code. Clean Technologies is hereby directed and authorized to take whatever steps Clean Technologies, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, taking such other action as may from time to time be required under the Treasury Regulations and directing the Administrator to take any of the foregoing actions. Clean Technologies shall remain as the Tax Matters Partner so long as it remains the Managing Member and retains any ownership interests in the Company unless Clean Technologies requests that it not serve as Tax Matters Partner and such request is approved by (i) a Class Majority Vote, if such request is made prior to the Flip Date or (ii) a Majority Vote, if such request is made after the Flip Date, or if Members collectively holding more than 50% of the Class B Membership Interests reasonably determine to remove the Tax Matters Partner for fraud or willful misconduct and appoint a replacement.

(b)    The Tax Matters Partner, in Consultation with the other Members, shall direct, or cause the Administrator to direct, the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, except that the strategy to be taken in connection with any such defense and the selection of counsel shall be approved by (i) a Class Majority Vote, if the claims relate to periods before the Flip Date, (ii) a Majority Vote, if such claims relate to periods after the Flip Date or (iii) a unanimous vote of the Class B Members, if such claims relate to the Grant. The Tax Matters Partner shall cause the Company to retain and to pay the fees and expenses of counsel approved as described in the preceding sentence and to pay the fees and expenses of other advisors chosen by the Tax Matters Partner in Consultation with the other Members. The Tax Matters Partner shall promptly deliver, or shall cause the Administrator to promptly deliver, to each Member a copy of all notices, communications, reports and writings received from the IRS by the Company relating to or potentially resulting in an adjustment of Company items, shall promptly advise, or cause the Administrator to promptly advise, each Member of the substance of any conversations with the IRS in connection therewith and shall keep, or cause the Administrator to keep, the Members advised of all developments with respect to any proposed adjustments that come to its or the Administrator’s, as the case may be, attention. In addition, the Tax Matters Partner shall or shall cause the Administrator to (A) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (B) incorporate all reasonable changes or comments to such correspondence or filing, approved or recommended by Members collectively holding more than 50% of the Class B Membership Interests timely requested by any Member and (C) provide each Member with a final copy of correspondence or filing. The Tax Matters Partner will provide, or cause the Administrator to provide, each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c)    For any issue or matter relating to the period prior to the Flip Date without the approval of Members collectively holding more than 50% of the Class B Membership Interests, the Tax Matters Partner shall not (i) commence a judicial action (including filing a petition as contemplated in Section 6226(a) or Section 6228 of the Code) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) intervene in any action as contemplated by Section 6226(b) of the Code; (iii) file any request contemplated in Section 6227(b) of the Code; or (iv) enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of Code. For any issue or matter relating to the period prior to the Flip Date without the approval of each of the other Members, the Tax Matters Partner shall not enter into a settlement agreement with the IRS which purports to bind the Members. Any cost or expense incurred by the Tax Matters Partner in connection with its duties as Tax Matters Partner shall be paid by the Company. If the Grant is determined to be unavailable in accordance with the procedures set forth in Section 7.5(b)(i), the Tax Matters Partner shall elect or claim an Alternative Tax Program only in accordance with Section 7.5(b)(i).

(d)    If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(c) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall use commercially reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company’s election pursuant to Section 7.5(c).

(e)    If any Member intends to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any such partnership item of the Company, or to file a petition under Sections 6226, 6228 or other Sections of the Code with respect to any such partnership item or any other tax matter involving the Company, such Member shall, at least thirty (30) days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action; provided, however, that this Section 7.7(e) shall not relieve such Member’s obligation to use all commercially reasonable efforts to convert a Member level proceeding into a Company level proceeding as provided in Section 7.7(d).

Section 7.8 Cooperation. Subject to the provisions of this Article VII, each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company and the Project Company or a Class A Recapture Event.

Section 7.9 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the same as the taxable year of the Company. The taxable year of the Company will be a year that ends on the last Friday of each November, or such other year as may be required by applicable federal income tax law.

ARTICLE VIII

MANAGEMENT

Section 8.1 Management. Each of the Members acknowledges and agrees that the Administrator shall have the authority, powers and responsibilities described in the Administrative Services Agreement and as provided herein; provided that neither the Administrator nor the Managing Member shall (x) take or permit any action that would be a Major Decision hereunder without the prior occurrence of a Class Majority Vote approving such action, or (y) refrain from taking any action that has been approved as a Major Decision hereunder. The Company hereby ratifies and approves the Administrative Services Agreement. Except (a) for duties and powers delegated to the Administrator hereunder or under the Administrative Services Agreement, (b) for Major Decisions and (c) as otherwise required by applicable Legal Requirements, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managing Member. In addition, the Members may, with the consent of the Managing Member or Administrator, as applicable, vest in the Managing Member or the Administrator the authority to take actions for and on behalf of the Company not otherwise provided for in this Agreement or the Administrative Services Agreement. Any such vested authority shall require a Class Majority Vote.

Section 8.2 Managing Member.

(a)    The Managing Member shall be the Member designated to act as such hereunder from time to time in accordance with the provisions of this Section 8.2 (the “Managing Member”). The initial Managing Member shall be Clean Technologies. The Managing Member shall cause the Company and cause the Company to cause the Project Company to enforce the Administrative Services Agreement and the MOMA (and any other Material Contracts with Affiliates of Bloom or Clean Technologies) on behalf of the Company and the Project Company; provided, however, that, in the event that the Administrative Services Agreement is terminated and is not replaced, the Managing Member shall perform the work, or engage a third party to perform such work, previously performed by the Administrator prior to the termination of such Administrative Services Agreement in accordance with the Prudent Operator Standard, or if not in accordance with such standard, if approved in advance or ratified by Class B Members owning at least a majority of the Class B Membership Interests.

(b)    Upon the termination of the MOMA, the Managing Member shall cause the Company to replace the MOMA in accordance with Section 8.3 and the definition of “Major Decisions” and, to the extent such replacement MOMA is not with an Affiliate of Clean Technologies, the operator (or an affiliate thereof, if the operator’s obligations thereunder are being guaranteed by such affiliate) under such replacement MOMA shall have substantial experience operating and maintaining comparable equipment.

(c)    The Managing Member hereby covenants to cause the Company to, and to cause the Company to cause the Project Company to, implement any Major Decisions approved under this Company LLC Agreement, and not to take any Major Decisions (or comparable decision at the Project Company level) without a Class Majority Vote.

(d)    Clean Technologies may resign as Managing Member with any such resignation to become effective upon the appointment of a successor Managing Member under this paragraph that is recognized nationally as having substantial experience managing and operating fuel cell facilities or if such transferee has engaged such an experienced and recognized company to manage the Company at substantially the same cost as under the Administrative Services Agreement. The Members, by a Class Majority Vote prior to the Flip Date and by a Majority Vote thereafter, may at any time (i) remove a Managing Member (x) upon their reasonable determination that there is Cause for removal, or (y) following any Bankruptcy of the Managing Member or foreclosure or involuntary transfer of the Class A Membership Interests held by the Managing Member (or any Bankruptcy of any Person that Controls the Managing Member), and (ii) fill any vacancy as Managing Member caused by removal, resignation or otherwise. The Managing Member may not participate in, and any Membership Interests owned by Clean Technologies or an Affiliate thereof shall be excluded from, any vote to remove or replace a Managing Member under this Section 8.2(d) if the basis alleged for removal of the Managing Member is for Cause.

(e)    The Managing Member may, from time to time, designate one or more officers with such titles as may be designated by the Managing Member to act in the name of the Company with such authority as is delegated to the Managing Member hereunder and as may be delegated to such officer(s) by the Managing Member. The current officers are the persons listed on Schedule 8.2(e).

(f)    If an event occurs which would permit the Project Company to terminate in whole, or with respect to specific Systems, the MOMA and/or the MESPA, pursuant to the terms thereunder, provided that any applicable cure period has expired without the event in question having been cured, a majority of the Class B Members, without the consent or approval of the Class A Members, shall be entitled to instruct the Managing Member to cause the Company to cause the Project Company to terminate in whole or in part the MOMA or the MESPA and the Managing Member shall promptly act in accordance with such instructions.

Section 8.3 Major Decisions.

(a)    In addition to any other approval required by applicable Legal Requirements or this Agreement, Major Decisions are reserved to the Members, and none of the Company, the Managing Member, the Administrator, or any officer thereof shall do or take or make or approve any Major Decisions with respect to the Company or the Project Company without a Class Majority Vote.

(b)    The Managing Member will submit proposed Major Decisions to the Class B Member in writing in accordance with Section 11.1 for their approval, with each submission setting forth in reasonable detail the Major Decision proposed and the basis for the Managing Member’s recommendation. Upon receipt of the written submission, the Class B Members will have ten (10) Business Days therefrom to approve or reject the proposal by Class B Members owning a majority of the Class B Membership Interests. If the proposed Major Decision is not approved or rejected by Class B Members owning a majority of the Class B Membership Interests in writing within such period, such proposed Major Decision will be deemed rejected.

Section 8.4 Insurance. The Managing Member shall cause the Company to acquire and maintain (including making changes to coverage and carriers) the casualty, general liability (including product liability), property damage and/or other types of insurance set forth in Schedule 8.4 and the Insurance Report; provided that if any such insurance is not available on commercially reasonable terms, only such insurance shall then be required to be carried pursuant to this Section 8.4 as is then available on commercially reasonable terms. The Class B Members shall be added to such insurance as additional insured and loss payee as their interests may appear, with a waiver of subrogation permitted in their favor (where legally permitted or insurance market practice permits). Such insurance shall require that the Class B Members be provided with 30 days written notice of cancellation (10 days for non-payment of premium). The Managing Member shall cause to be delivered to each Class B Member, promptly after it becomes a Member, certificates from a reputable insurance broker evidencing the maintenance of the insurance required by this Section 8.4, which certificates shall be replaced or updated to reflect any replacement, renewal or other change to the insurance evidenced thereby, or the addition of any policy not then reflected on the most recently delivered certificates.

Section 8.5 Notice of Material Breach. The Managing Member shall promptly notify the Class B Member (but in no event more than within five Business Days of obtaining actual knowledge) of any (a) notice of default delivered by a party to a Material Contract to the Project Company, the Administrator or the Managing Member or (b) default by a party to a Material Contract (other than a Project Company, the Administrator or any Affiliate thereof) under such Material Contract, in the case of either (a) or (b), which default could reasonably be expected to cause material harm to the Company or any Project Company.

ARTICLE IX

TRANSFERS, CHANGES OF CONTROL AND INDEMNIFICATION

Section 9.1 Prohibited Transfers. No Member shall sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto, or permit a Change of Control of any entity subject to a restriction on Change of Control under this Article IX (any such action, a “Transfer”), except as provided in this Article IX. Prior to the end of the Recapture Period with respect to any System, no Transfer of a Person that directly or indirectly owns an interest in a Member will be permitted if the transfer would cause the Company or Project Company to become a Disqualified Person or cause the Systems, or any portion thereof, to be classified as “tax-exempt use property” for purposes of Section 168 of the Code. After the Recapture Period has ended, the limitations pursuant to this Article IX on Change of Control of any Member shall apply only to such Member directly and shall not apply to any Person that directly or indirectly owns an interest in such Member. Any attempted Transfer of a Membership Interest that does not comply with this Article IX shall be null and void and not recognized by the Company for any purpose.

Section 9.2 Conditions to Transfers of Class A Membership Interests or Changes of Control of Managing Member. Except as otherwise provided in this Article IX, all Transfers of Class A Membership Interests and all Transfers by Bloom of its interests in Clean Technologies must satisfy the following conditions:

(a)    The transferring Member must give written notice of the proposed Transfer to each of the Members not less than 10 days prior to the effective date of the proposed Transfer.

(b)    The transferring Member and the prospective transferee must each execute, acknowledge and deliver to the Company (as applicable) an assignment agreement substantially in the form of Exhibit D and such other instruments as the other Members may reasonably deem necessary or appropriate to confirm the transferor’s intention that the transferee become a Member in its place and the transferee’s undertaking to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement and, to the extent the transferor is to be released from such obligations, the ECCA. The prospective transferee shall make the representations and warranties and be bound by the covenants in Sections 3.11 and 3.12 as of the date of such Transfer; provided that, unless the transferee becomes the Managing Member the covenants in Sections 3.12(b), (c), (d), (g) and (h) shall not apply;

(c)    The Transfer will not violate any securities laws or any other applicable federal or state laws rules or regulations, or the order of any court or administrative body having jurisdiction over the Company or the Project Company or any of their assets or any material contract, lease, security, indenture or agreement binding on the Company or the Project Company or their respective assets;

(d)    The Transfer will not result in a termination of the Company or the Project Company under Section 708(b)(1)(B) of the Code, unless the transferor has indemnified the other Members against any adverse tax effects in a manner reasonably acceptable to the other Members;

(e)    The Transfer will not cause the Company or Project Company to become a Disqualified Person or cause the Systems, or any portion thereof, to be classified as “tax-exempt use property” for purposes of Section 168 of the Code;

(f)    The Transfer will not cause there to be more than two Class A Members;

(g)    The transferring Member and the prospective transferee shall pay any out-of-pocket expenses of the Company, the Project Company or the other Members resulting from the Transfer;

(h)    The transferring Member and the prospective transferee shall have all permits and consents required for such Transfer;

(i)    The Transfer will not affect the status of the Project Company as an Exempt Wholesale Generator nor will it cause a disqualification under the REPS Act or any of the Tariffs;

(j)    The Transfer will not require the Company to register as an investment company under the 1940 Investment Company Act;

(k)    If the Transfer would occur prior to the end of the Recapture Period with respect to any of the Systems, the Transfer will not be effective unless the transferring Member delivers a written opinion of a nationally-recognized law firm, in form and substance satisfactory to the non-transferring Members, that the Transfer will not cause a Class A Recapture Event;

(l)    Unless the Administrative Services Agreement will remain in place with the same Administrator thereunder following the Transfer (in which case the conditions in this clause (1) will be deemed to be met), the transferee must be recognized nationally as having substantial experience managing and operating fuel cell facilities or a Person that has engaged such an experienced and recognized company to manage the Company at substantially the same cost as under the Administrative Services Agreement, unless otherwise approved by Class B Members owning the majority of Class B Membership Interests;

(m)    The Transfer must not cause any adverse tax consequences to the Company, any other Member or the Project Company, in the written opinion of tax counsel reasonably acceptable to the Class B Member;

(n)    Prior to the Flip Date, the Transferee must be a Qualified Transferee and the Class B Member shall have consented to such Transfer, such consent not to be unreasonably withheld; and

(o)    The Transfer will not cause a breach of, or a default under, the Credit Documents.

Section 9.3 Conditions to Transfers of Class B Membership Interests. Except as otherwise provided in this Article IX, all Transfers of Class B Membership Interests must satisfy the following conditions:

(a)    The transferring Member must give written notice of the proposed Transfer to each of the Members not less than 10 days prior to the effective date of the proposed Transfer;

(b)    The transferring Member and the prospective transferee must each execute, acknowledge and deliver to the Company (as applicable) an assignment agreement substantially in the form of Exhibit D and such other instruments as the Managing Member may reasonably deem necessary or appropriate to confirm the transferor’s intention that the transferee become a Member in its place and the transferee’s undertaking to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement and, to the extent the transferor is to be released from such obligations, the ECCA;

(c)    The Transfer will not violate any securities laws or any other applicable federal or state laws rules or regulations, or the order of any court or administrative body having jurisdiction over the Company or the Project Company or any of their assets or any material contract, lease, security, indenture or agreement binding on the Company or the Project Company or their respective assets;

(d)    The Transfer will not result in a termination of the Company or the Project Company under Section 708(b)(1)(B) of the Code, unless the transferor has indemnified the other Members against any adverse tax effects in a manner reasonably acceptable to the other Members;

(e)    The Transfer will not cause the Company or Project Company to become a Disqualified Person or cause the Portfolio, or any portion thereof, to be classified as “tax-exempt use property” for purposes of Section 168 of the Code;

(f)    The Transfer will not cause there to be more than three Class B Members; provided that, solely for purposes of making such determination in respect of this paragraph, any Class B Member and any other Class B Member that is an Affiliate of such Class B Member shall be deemed to be a single Class B Member;

(g)    The transferring Member and the prospective transferee shall pay any out-of-pocket expenses of the Company, the Project Company or the other Members resulting from the Transfer;

(h)    The transferring Member and the prospective transferee shall have all permits and consents required for such Transfer;

(i)    The Transfer will not affect the status of any Project Company as an Exempt Wholesale Generator nor will it cause a disqualification under the REPS Act or any of the Tariffs;

(j)    The Transfer will not require the Company to register as an investment company under the 1940 Investment Company Act;

(k)    If the Transfer would occur prior to the end of the Recapture Period for any of the Systems, the Transfer will not be effective unless the transferring Member delivers a written opinion of a nationally-recognized law firm, in form and substance satisfactory to the non-transferring Members, that the Transfer will not cause a Class B Recapture Event;

(l)    Transferee shall be reasonably acceptable to the Class A Members.

(m)    Such Transfer by a Class B Member, other than a Transfer to an Affiliate of the transferor or a Transfer to an existing Class B Member, shall not be a Transfer of less than an amount equal to the lesser of (i) 30% of the total Class B Membership Interests or (ii) such Member’s entire Class B Membership Interest;

(n)    For Transfers prior to the earlier of (i) the contribution by the Class B Member to the Company of 100% of its Equity Commitment Amount or (ii) the Subsequent Funding Termination Date, the transferee must carry an investment grade senior unsecured rating of at least A3 / A- or the Credit Suisse Guaranty must be in full force and effect;

(o)    Except for transfers described in Section 9.5 below, the transferee of a Class B Membership Interest must be a passive institutional investor or (i) is not a competitor of Clean Technologies or its affiliates, (ii) is not in litigation or other material dispute with the Clean Technologies, and (iii) makes substantially the same representations, warranties, and covenants as Class B Members made pursuant to this Agreement;

(p)    Transfer must not cause any adverse tax consequences to the Company, any other Member or the Project Company, in the written opinion of tax counsel reasonably acceptable to the Managing Member;

(q)    The costs of such Transfer must be borne by the transferee; and

(r)    The Transfer will not cause a breach of, or a default under, the Credit Documents.

Section 9.4 Conditions to Changes of Control of Upstream Entities. With respect to any Transfer that is a Change of Control of a Member:

(a)    The Transfer will not violate any securities laws or any other applicable federal or state laws rules or regulations, or the order of any court or administrative body having jurisdiction over the Company or the Project Company or any of their assets or any material contract, lease, security, indenture or agreement binding on the Company or the Project Company or their respective assets;

(b)    The Transfer will not result in a termination of the Company or the Project Company under Section 708(b)(1)(B) of the Code, unless the transferor has indemnified the other Members against any adverse tax effects in the manner set forth in Section 9.4(h);

(c)    The Transfer will not cause the Company or Project Company to become a Disqualified Person or cause the Portfolio, or any portion thereof, to be classified as “tax-exempt use property” for purposes of Section 168 of the Code;

(d)    The transferring Person and the prospective transferee shall pay any out-of-pocket expenses of the Company, the Project Company or the other Members resulting from the Transfer;

(e)    The transferring entity and the prospective transferee shall have all permits and consents required for such Transfer as they apply to the Company and the Project Company;

(f)    The Transfer will not affect the status of any Project Company as an Exempt Wholesale Generator nor will it cause a disqualification under the REPS Act or any of the Tariffs;

(g)    The Transfer will not require the Company to register as an investment company under the 1940 Investment Company Act; and

(h)    With respect to any Transfer that would result in the termination of the Company or the Project Company as set forth in Section 9.4(b), the transferring Member shall indemnify the Company and the other Members against any adverse effects in a manner reasonably acceptable to the other Members. In connection with such Transfer, the transferring Member shall (i) deliver to each non-transferring Member a guaranty (A) from an entity acceptable to the non-transferring Members having the Required Ratings on the effective date of such Transfer, (B) in an amount not less than the aggregate estimated adverse tax effects with respect to such Transfer and (C) in form and substance satisfactory to the non-transferring Members, or (ii) post collateral in the form of (A) cash, (B) a letter of credit from an Acceptable Credit Party, or (C) liquid securities acceptable to the non-transferring Members, in an amount not less than the aggregate estimated adverse tax effects with respect to such Transfer and in each case in form and substance acceptable to the non-transferring Members.

Section 9.5 Certain Permitted Transfers. Except as otherwise provided in Section 9.1 and this Section 9.5, notwithstanding the provisions set forth in Sections 9.2 and 9.3, the following Transfers (the “Permitted Transfers”) may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person:

(a)    The issuance of Class B Membership Interests to Mehetia pursuant to the ECCA;

(b)    (i) The grant of any security interest in any Class A Membership Interest or any Class B Membership Interest pursuant to any security agreement any Class A Member or Class B Member, as applicable, may enter into with lenders; provided that the requirements in Sections 9.2(a), (c), (d) and (e) shall be satisfied in respect of any such grant of a security interest in Class A Membership Interests, and Sections 9.3(a), (c), (d) and (e) shall be satisfied in respect of a grant of a security interest in a Class B Membership Interest, and (ii) any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Class A Membership Interest or Class B Membership Interest subject to a security interest referred to in this Section 9.5(b)(i); provided, however, that the requirements in Sections 9.2(a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (1) and (m) shall be satisfied in respect of any such Transfer of Class A Membership Interests and the requirements in Sections 9.3(a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (1) and (m) shall be satisfied in respect of any such Transfer of Class B Membership Interests; and provided, further that the provisions of Section 9.2(f) (with respect to Class A Membership Interests) and Section 9.3(f) (with respect to Class B Membership Interests) shall not apply to any Transfer resulting from foreclosure upon, or subsequent transfer of, such Membership Interests;

(c)    The Transfer of any Membership Interest solely to an Affiliate of a Member; provided, the requirements set forth in Sections 9.2(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m) shall be satisfied in respect to such Transfer of Class A Membership Interests, and, in the case of a Transfer by a Class B Member, the requirements set forth in Sections 9.3, except the requirement in Section 9.3(a), which requirement shall be deemed satisfied upon a three day notice, and except the requirements in Sections 9.3(b), (g), (k), (1), (n), (p) and (q), shall be satisfied with respect to such Transfer of Class B Membership Interests (though the requirement in Section 9.3(k) must be met if the transferee is an entity other than an association taxable as a corporation for federal income tax purposes); and

(d)    Any Transfer in accordance with Section 9.7 (Purchase Option) or Section 9.8 (Sale Option); provided, however, that the requirements in Sections 9.3(b) and (c) shall be satisfied in respect of any such Transfer, and solely with respect to a Transfer pursuant to Section 9.4, Sections 9.3(c), (d), (e), (g), (i), (j) and (k), shall be satisfied in respect of any such Transfer.

Section 9.6 [Intentionally omitted].

Section 9.7 Purchase Option.

(a)    The Class A Member shall have the right, but not the obligation (the “Purchase Option”), on the eleventh anniversary of the Initial Funding Date (the “Purchase Option Date”), upon giving the Company and all other Members 60 days’ written notice, to purchase all (but not less than all) of the outstanding Class B Interests from all of the Class B Members by exercise of the Purchase Option (the “Purchase Option Exercise Notice”).

(b)    The consideration for the Transfer of the Class B Membership Interests to the Class A Member pursuant to the Purchase Option shall be an amount (payable in United States dollars) equal to the Purchase Option Price.

(c)    If the Purchase Option is exercised, the closing of such Transfer shall occur on the Business Day that is (i) 60 days after the applicable Purchase Option Exercise Notice is given or (ii) such later date as may be required to obtain either a determination of the Purchase Option Price or any applicable consents or approvals or satisfy any reporting or waiting period under any applicable Legal Requirements.

(d)    If the Purchase Option is exercised, at the closing of the Transfer, (1) each Class A Member which has given a Purchase Option Exercise Notice shall pay (by wire transfer of immediately available United States dollars to such United States bank accounts as Class B Members may designate in a written notice to the Company and Class A Members no later than five Business Days prior to the closing date for the Transfer pursuant to the Purchase Option) an amount equal to the Purchase Option Price (determined in accordance with Section 9.7(b)), and (2) each Class B Member shall take the following actions: (i) such Class B Member shall Transfer to the applicable Class A Member all right, title and interest in and to the Class B Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) such Class B Member shall be required to make the representations on Schedule 9 attached hereto to the applicable Class A Member and the Company; and (iii) such Class B Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Class B Membership Interests contemplated by this section. Upon the closing of such Transfer, (1) all of such Class B Member’s obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (2) such Class B Member shall have no further rights as a Member, and (3) all the rights, obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of each Person acquiring such Class B Membership Interests.

Section 9.8 Sale Option.

(a)    The Class B Member shall have the right, but not the obligation (the “Sale Option”), on the tenth anniversary of the Execution Date (the “Sale Option Date”), upon giving the Company and all other Members at least 60 days’ advance written notice, to sell all (and not less than all) of its Class B Membership Interests to the Class A Member by exercise of the Sale Option (the “Sale Notice”).

(b)    The consideration for the Transfer of the Class B Membership Interests to the Class A Member pursuant to the Sale Option shall be an amount (payable in United States dollars) equal to the Sale Price.

(c)    If the Sale Option is exercised, the closing of such Transfer shall occur on (i) the tenth anniversary of the Execution Date (or, if not a Business Day, the Business Day immediately preceding the tenth anniversary of the Execution Date) or (ii) such later date as may be required to obtain either a determination of the Sale Price or any applicable consents or approvals or satisfy any reporting or waiting period under any applicable Legal Requirements.

(d)    If the Sale Option is exercised, at the closing of the Transfer, (1) each Class A Member which has received a Sale Notice shall pay (by wire transfer of immediately available United States dollars to such United States bank accounts as a Class B Member selling its respective Class B Interests may designate in a written notice to the Company and Class A Members no later than five Business Days prior to the closing date for the Transfer pursuant to the Sale Option) an amount equal to the Sale Price (determined in accordance with Section 9.8(b)), and (2) such Class B Member shall take the following actions: (i) such Class B Member shall Transfer to the applicable Class A Member all right, title and interest in and to the Class B Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) such Class B Member shall be required to make the representations on Schedule 9 attached hereto to the applicable Class A Member and the Company; and (iii) such Class B Member shall take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Class B Membership Interests contemplated by this section. Upon the closing of such Transfer, (A) all of such Class B Member’s obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (B) such Class B Member shall have no further rights as a Member, and (C) all the rights, obligations and liabilities associated with the Class B Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of each Person acquiring such Class B Membership Interests.

Section 9.9 Regulatory and Other Authorizations and Consents.

(a)    In connection with any Transfer pursuant to Sections 9.7 or 9.8 (the “Designated Transfers”), each Member involved shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for the Designated Transfers, its execution and delivery of, and the performance of its obligations under, this Agreement or other Transaction Documents in connection with any such Designated Transfer and will cooperate fully with the other Members in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings, including the provision to such third parties and Governmental Authorities of such financial statements and other publicly available financial information with respect to such Member or, if applicable, such Member’s guarantor, as the case may be, as such third parties or Governmental Authorities may reasonably request; provided, however, that no Member involved shall have any obligation to pay any consideration to obtain any such consents. In addition, the Members involved shall keep each other reasonably apprised of their efforts to obtain necessary consents and waivers from third parties or Governmental Authorities and the responses of such third parties and Governmental Authorities to requests to provide such consents and waivers.

(b)    Without limiting the generality of Section 9.9(a), each Member shall make such filings as may be required under the HSR Act, the Federal Power Act, or any state Legal Requirements relating to the ownership or control of the Systems.

(i)    To the extent required by the HSR Act, each Member involved in a Designated Transfer shall (i) file or cause to be filed, as promptly as practicable but in no event later than the fifteenth Business Day after the delivery of any Purchase Option Exercise Notice, as applicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Member under the HSR Act concerning the Designated Transfer and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the Designated Transfer, in each case so that the initial thirty day waiting period applicable under the HSR Act shall expire as soon as practicable. Each Member involved in a Designated Transfer agrees to request, and to cooperate with the other Members involved in requesting, early termination of any applicable waiting period under the HSR Act. Each of the Class A Members involved in a Designated Transfer shall be responsible for the filing fees incurred by all Members involved in the Designated Transfer in connection with the initial filings required by the HSR Act in connection with the Designated Transfers (pro rata in proportion to the percentage of Class B Membership Interests each such Class A Member will acquire in connection with the Designated Transfer). Except as expressly provided in the prior sentence with respect to filing fees, each Member involved in a Designated Transfer will be responsible for its own fees and expenses, including any fees and expenses of counsel, accountants or other professional advisors.

(ii)    To the extent required by the Federal Power Act, each Member involved in a Designated Transfer shall (i) file or cause to be filed, as promptly as practicable but in no event later than the twenty-first Business Day after the delivery of any Purchase Option Exercise Notice, as applicable, an application for approval of the Designated Transfer pursuant to Section 203 of the Federal Power Act, and (ii) as promptly as practicable but in no event later than the tenth Business Day after the delivery of any Purchase Option Exercise Notice, as applicable, provide to the Company and the Managing Member information needed for the Company to file an application for approval of the Designated Transfer under Section 203 of the Federal Power Act.

Section 9.10 Admission. Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.

Section 9.11 Security Interest Consent. If any Member grants a security interest in any Membership Interest, upon request by such Member, each other Member will execute and deliver to any person holding such security interest (for itself and/or for the benefit of other lenders) such acknowledgments, consents or other instruments as such person may reasonably request to confirm that such grant and any foreclosure or other exercise of remedies in respect of such Membership constitutes a Permitted Transfer under this Agreement.

Section 9.12 Indemnification; Other Rights of the Members.

(a)    Beginning on the Effective Date (or, with respect to any additional Member that becomes a Member after the Effective Date, on the first date on which such Person becomes a Member hereunder) and continuing thereafter, Clean Technologies agrees to indemnify, defend and hold harmless the Investor Indemnified Parties from and against any and all Investor Indemnified Costs; provided, however, except with respect to Investor Indemnified Costs (t) resulting from fraud or willful misconduct, (u) resulting from failure to pay any amount due to Investor Indemnified Parties under the Transaction Documents, (v) resulting from a Third Party Claim, (w) resulting from the failure to enforce a Material Contract with an Affiliate of the Indemnifying Party, (x) resulting from Project Company (or any of the Systems) not qualifying for (or becoming disqualified under) the REPS Act or the Tariffs as a result of any act or omission by Bloom or any Affiliate of Bloom (including, without limitation, (i) Bloom failing to achieve commercial operation (as defined in the QFCP-RC Tariff) of 5 MW of Systems by March 31, 2013 (unless such date has been extended in accordance with the QFCP-RC Tariff), (ii) Bloom failing to achieve commercial operation (as defined in the QFCP-RC Tariff) of 30 MW of Systems, of which at least 20 MW of Systems were actually manufactured by Bloom in the State of Delaware by September 30, 2014 (unless such date has been extended in accordance with the QFCP-RC Tariff), (iii) Bloom failing to be manufacturing fuel cells capable of being powered by renewable fuels from a permanent manufacturing facility located in the State of Delaware as of the date of Commencement of Operations (as defined in the MESPA) of the full nameplate capacity of the Portfolio, or (iv) any of the acts or omissions set forth in Section 4.3 of the MESPA), (y) resulting from Bloom failing to be in compliance with the Letter Agreement (including, if so required by the State of Delaware, posting the security referred to in the Letter Agreement upon or prior to the Commencement of Operation of the first System) or (z) resulting from any surcharges pursuant to the Tariffs being deemed a tax under Delaware law, in no event will Clean Technologies’ aggregate obligation (including any prior indemnity payments by Clean Technologies under this Agreement or under the ECCA) to indemnify the Investor Indemnified Parties hereunder exceed one hundred percent (100%) of the Funding Payments of the Class B Member made to date.

(b)    Beginning on the Effective Date (or, with respect to any additional Member that becomes a Member after the Effective Date, on the first date on which such Person becomes a Member hereunder) and continuing thereafter, the Class B Member agrees to indemnify, defend and hold harmless the Clean Technologies Indemnified Parties from and against any and all Clean Technologies Indemnified Costs; provided, however, except with respect to Clean Technologies Indemnified Costs (w) resulting from fraud or willful misconduct, (x) resulting from failure to pay any amount due to Clean Technologies Indemnified Parties under the Transaction Documents, (y) resulting from a Third Party Claim or (z) resulting from the failure to enforce a Material Contract with an Affiliate of the Indemnifying Party, in no event will the Class B Member’s aggregate obligation (including any prior indemnity payments by the

Class B Member under this Agreement or under the ECCA) to indemnify the Clean Technologies Indemnified Parties hereunder exceed one hundred percent (100%) of the Funding Payments of the Class B Member made to date.

(c)    Other than with respect to Indemnified Costs resulting from Third Party Claims, no claim for indemnification may be made with respect to any Indemnified Costs (other than fraud, willful misconduct, or failure to pay any amount due to Indemnified Parties under any Transaction Document) until the aggregate amount of such costs for which indemnification is (or previously has been) sought by the Indemnified Party under all Transaction Documents exceeds $175,000 and once such threshold amount of claims has been reached, the relevant Indemnified Party and its Affiliates shall have the right to be indemnified only to the extent the amount of Indemnified Costs claimed exceed such threshold amount. Claims for indemnification under this Company LLC Agreement and the other Transaction Documents shall not be duplicative of one another and shall not allow for duplicative recoveries.

Section 9.13 Indemnification of Members by the Company. Each Member and any Affiliate of a Member, and each of their respective officers, directors, shareholders, employees and agents (each, a “Member Party”) shall be exculpated from liability for and defended, indemnified and held harmless by the Company from all Claims arising out of the performance by such Member Party of its obligations under this Company LLC Agreement so long as such Member Party acted in good faith and in a manner reasonably believed by it to be in the best interest of or not opposed to the interest of the Company; provided, however, that no Member Party shall be shall be exculpated from liability for and defended, indemnified and held harmless or entitled to the payment of an indemnity claim under this Article IX.

Section 9.14 Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 9.12 that is not subject to Section 9.15 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any amounts that the Indemnified Party claims are subject to indemnification under the terms of this Article IX. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

Section 9.15 Third Party Claims. An Indemnified Party shall give written notice to the Indemnifying Party within 10 days after it has actual knowledge of commencement or assertion of any Third Party Claim in respect of which the Indemnified Party may seek indemnification under Section 9.12. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party under this Article IX, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable for such Third Party Claim pursuant to this Section 9.15, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim entails a material risk of criminal penalties or civil fines or non monetary sanctions being imposed on the Indemnified Party or a risk of materially adversely affecting the Indemnified Party’s business (a “Third Party Penalty Claim”), to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation or defending such portion of such Third Party Penalty Claim; provided nothing contained herein shall permit Clean Technologies to control or participate in any Tax contest or dispute involving a Class B Member or any Affiliate of a Class B Member, or permit a Class B Member to control or participate in any Tax contest or dispute involving any Affiliate of Clean Technologies other than the Company and the Project Company; and, provided, further, the Parties agree that the handling of any Tax contests involving the Company will be governed by Section 7.7. In the event that (i) the Indemnifying Party advises an Indemnified Party that the Indemnifying Party will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim in each case, at the sole cost and expense of the Indemnifying Party. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate to the extent commercially reasonable with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense unless otherwise specified herein; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition any such consent. Notwithstanding anything in this Section 9.15 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (i) settle or compromise any claim or consent to entry of judgment in respect thereof which involves any condition other than payment of money by the Indemnified Party, (ii) settle or compromise any claim or consent to entry of judgment in respect thereof without first demonstrating to Indemnified Party the ability to pay such claim or judgment, or (iii) settle or compromise any claim or consent to entry of judgment in respect thereof that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a full and complete release from all liability in respect of such claim.

Section 9.16 No Duplication. Any liability for indemnification under this Article IX shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 9.12, only one recovery of Indemnified Costs per Indemnified Party shall be allowed.

Section 9.17 Sole Remedy. Except in the case of fraud, willful misconduct or failure to pay and except for claims brought under Article 6 of the ECCA, the enforcement of the claims of the Parties under Section 6.6, Section 6.7, Section 6.8, Section 6.9 or Article IX of this Agreement are the sole and exclusive remedies that a Party shall have under this Agreement and the other Transaction Documents for the recovery of Indemnified Costs; provided, however, that notwithstanding anything to the contrary in this Agreement, each Party hereby reserves all equitable remedies.

Section 9.18 Survival. All representations, warranties, covenants and obligations made or undertaken by a Party in this Agreement or in any other Transaction Document are material, have been relied upon by the other Parties and, except as otherwise provided in Section 9.18 or elsewhere in this Agreement (or, with respect to any representations, warranties, covenants and obligations made or undertaken in any other Transaction Document, in such Transaction Document), shall continue in full force and effect, together with the associated rights of indemnification, indefinitely.

Section 9.19 Final Date for Assertion of Indemnity Claims. All claims by an Indemnified Party for indemnification pursuant to this Article IX resulting from breaches of representations or warranties in Article III of this Agreement shall be forever barred unless the other Party is notified within eighteen (18) months after the date such representation or warranty is made; provided that if written notice of a claim for indemnification has been given by an Indemnified Party on or prior to the last day of the respective foregoing period, then the obligation of the other Party to indemnify such Indemnified Party pursuant to this Article IX shall survive with respect to such claim until such claim is finally resolved.

Section 9.20 Reasonable Steps to Mitigate. Each Indemnified Party will take, at the Indemnifying Party’s own reasonable cost and expense, all reasonable commercial steps identified by Indemnifying Party to the Indemnified Parties to mitigate all Indemnified Costs

(other than any such Indemnified Costs that are Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.

Section 9.21 Net of Insurance Benefits. All Indemnified Costs shall be net of insurance recoveries from insurance policies of the Project Company (including under the existing title policies) to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Project Company in connection therewith, are distributed by the Project Company to the Company and are in turn distributed by the Company to the Indemnified Party; provided, however, such amount shall account for any costs or expenses incurred by the Indemnified Party in connection with obtaining insurance proceeds with respect to any breach or nonperformance hereunder.

Section 9.22 No Consequential Damages. Indemnified Costs shall not include, and an Indemnifying Party shall have no obligation to indemnify any Indemnified Party for or in respect of, any punitive, consequential or exemplary damages of any nature including but not limited to damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement, power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of the Project Company’s customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law unless payable by such Indemnified Party as part of a Third Party Claim; provided, however, that the lost profits or revenues (and the loss or use thereof) language set forth in this Section 9.22 shall not be interpreted to exclude from Indemnified Costs any damages, losses, claims, liabilities, demands charges, suits, Taxes, penalties, costs or expenses that would otherwise be included within the definition of Indemnified Costs because they result from a reduction in the profits of the Project Company, the Company, or both.

Section 9.23 Payment of Indemnification Claims. All claims for indemnification shall be paid by Indemnifying Party in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Parties involved. An Indemnifying Party may dispute any portion of an indemnification claim, provided, however, that such disputed indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Party together with interest at a market rate upon the final determination of the payable amount of the claim (if any) by a court of competent jurisdiction.

Section 9.24 Repayment; Subrogation. If the amount of any Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self insurance or flow through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts, but taking into account any Tax benefit the Indemnified Party receives as a result of such repayment. Upon making any indemnity payment (other than any indemnity payment relating to Taxes), the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Indemnified Costs to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and the Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.24 will be construed to require any Party to obtain or maintain any insurance coverage.

ARTICLE X

DISSOLUTION AND WINDING-UP

Section 10.1 Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a)    the written consent of the Members representing a Class Majority Vote to dissolve and terminate the Company after the final Recapture Period;

(b)    the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(c)    the occurrence of the LLC Agreement Termination Date;

(d)    the disposition of all or substantially all of the Company’s business and assets after the final Recapture Period;

(e)    the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or

(f) at any time there are no members of the Company unless the business of the Company is continued in accordance with the Act.

Section 10.2 Distribution of Assets.

(a)    The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. In no event, without the approval of Members by a Class Majority Vote, will a sale to a Member be for an amount that is less than fair market value (determined by the Appraisal Method if the Members (by a Class Majority Vote) are unable to agree on the fair market value).

(b)    The liquidator will first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine) in the order of priority as provided by law.

(c)    All assets of the Company will be treated as if sold, and the gain treated as realized on those assets will be allocated first to Members with deficits in their Capital Accounts (in the ratio of the deficits if more than one Member’s Capital Account is in deficit) in order to eliminate the deficits.

(d)    Remaining gain or loss will be allocated next to the Class B Member in an effort to set the Capital Account of the Class B Member at a level that would allow it to reach the Target IRR out of the liquidating distributions if the Target IRR has not already been achieved, and thereafter in the ratio in Section 5.1 (a)(ii), provided that no allocation will increase a deficit in the Capital Account of a Class B Member.

(e)    After the allocations in clauses (c) and (d) have been made, then cash and property will be distributed pro rata to the Members in the amount of the positive balances in their Capital Accounts by the end of the taxable year during which the liquidation occurs (or, if later, within 90 days after the date of such liquidation).

(f)    The distribution of cash and property to a Member under this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 10.3 In-Kind Distributions. There shall be no distribution of assets of the Company in kind without a prior Class Majority Vote.

Section 10.4 Certificate of Cancellation.

(a)    When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

(b)    Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

(c)    All costs and expenses in fulfilling the obligations under this Section 10.4 shall be borne by the Company.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient at the address of such Member on Schedule 4.2(d) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.

Section 11.2 Amendment. Except for an amendment of Schedule 4.2(d), an amendment of Annex II to reflect the issuance of additional Class B Membership Interests or a Transfer of Class B Membership Interests, or an amendment in connection with the admission of a new Member, in each case in accordance with the terms of this Agreement, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by all Members.

Section 11.3 Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4 Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by all Members affected by such waiver or consent and shall be delivered to the other Members in the manner described in Section 11.1.

Section 11.5 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.

Section 11.6 Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

Section 11.7 Entire Agreement. This Agreement, including the Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters, including the 2012 Operating Agreement.

Section 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 11.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 11.11 Dispute Resolution.

(a)    Except as provided in Section 11.11(b), in the event a dispute, controversy or claim arises hereunder, the aggrieved party will promptly provide written notification of the dispute to the other party within 10 days after such dispute arises. A meeting will be held promptly between the parties, attended by representatives of the parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties are not successful in resolving a dispute within 21 days, the parties will thereafter be entitled to pursue all such remedies as may be available to them; provided that the parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in New York county, New York or any state of federal court in the State of Delaware with respect to any action or proceeding arising out of or relating to this Agreement. For the avoidance of doubt, no Member waives its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company.

(b)    If any Class B Member disputes the determination that the Flip Date has occurred (including based on any item or procedure or calculation that affects such determination contained in any notice or report delivered by the Administrator to such Class B Member), such Class B Member shall notify the Administrator and other Members not more than 20 days after such Class B Member has received written notice from the Administrator or the Managing Member that the Flip Date was determined to have occurred. In such event, the Members and the Administrator shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If notice of dispute is not given by any Class B Member within such period, the determination that the Flip Date has occurred, and the items, procedures and calculations described above relating thereto, will be final and binding on the Members. If the dispute as to the Administrator’s calculations is not promptly resolved within ten Business Days of such notification of the dispute, the Class B Member and the Administrator shall each promptly present their interpretations to an Independent Accounting Firm, and shall instruct the Independent Accounting Firm to determine the correct amount of the calculations in dispute (if applicable, in accordance with the methodology in Sections 6.5 or 7.1) and to resolve the dispute promptly, but in no event more than twenty Business Days after having the dispute submitted to it. The Independent Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each Member and the Administrator and (iii) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on all Members, taking into account Sections 6.5(d) and (e). Each Member shall use reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Independent Accounting Firm for information, books, records and similar items. In the event the Independent Accounting Firm determines that any of the calculations in dispute was incorrect in any material respect, the fees and expenses of the Independent Accounting Firm shall be borne by Class A Members (pro rata in proportion to their Percentage Interests). In all other cases the fees and expenses of the Independent Accounting Firm shall be borne by the Class B Member disputing any of the calculations (if more than one, pro rata in proportion to their Percentage Interests).

Section 11.12 Confidentiality.

(a) The Members (other than Clean Technologies) shall, and shall cause their Affiliates and their respective stockholders, members, subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning Clean Technologies, Bloom, the Company and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, such Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, (ii) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (iii) is required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc. or other regulatory authority or self-regulatory authority having jurisdiction over such Member, (iv) is required or requested by the IRS in connection with the Systems or a Grant, including in connection with a request for any private letter ruling, any determination letter or any audit, or (v) is independently developed by a Member or any of its Representatives; provided that with respect to clauses (iii) and (iv), if such Confidential Information remains or is reasonably believed to remain generally unavailable to the public, such information will remain Confidential Information in all other respects and for all other purposes. If such party becomes compelled by legal or administrative process to disclose any Confidential Information, such party will provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.12(a) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 11.12(a) with respect to the information required to be disclosed, the first party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Members’ expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (iv) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.

(b)    Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement (including without limitation, the ownership, operation and administration of the Company and the Project Company), Clean Technologies and its Affiliates will hold confidential and not disclose directly or indirectly, any of the economic terms particular to this Agreement and the ECCA, including the amount of any Class B Member’s Capital Contribution, economic returns thereon or the identity of any Class B Member other than with respect to the disclosures of the type described in clause (a)(i) through (v) above or in clause (c) below that are permitted for the other Members and their respective Affiliates. The foregoing shall not restrict Clean Technologies (or any Affiliate) from using project data related to the Systems in connection with the development of other fuel cells by Clean Technologies (or any Affiliate).

(c)    Nothing in Section 11.12(a) and (b) shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member, the Managing Member or the Administrator hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder (including without limitation, the ownership, operation and administration of the Company and the Project Company) and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed. In addition, each Member hereby acknowledges that the United States federal securities laws and applicable European securities laws, among other things, prohibit certain persons in possession of material, non-public information concerning companies or securities from buying or selling securities issued by those companies or disclosing that material, non-public information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell). Notwithstanding anything herein to the contrary, the Parties and their respective Representatives may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the Parties, their affiliates, agents or advisors.

Section 11.13 Joint Efforts. To the full extent permitted by applicable Legal Requirements, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 11.14 Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by law, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

Section 11.15 Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

Section 11.16 Effective Date. This Agreement shall have no force or effect unless and until the funding of the transactions contemplated by the ECCA to take place at the Initial Funding occurs, at which time this Agreement shall automatically and without any further action become effective simultaneously with the Initial Funding (the “Effective Date”).

Section 11.17 Recourse Only to Member. The sole recourse of the Company for performance of the obligations of any Member hereunder shall be against such Member and its assets and not against any assets or property of any present or future stockholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate of such Member.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, each Member has caused this Second Amended and Restated Limited Liability Company Agreement to be signed by a duly authorized officer as of the date first above written.

CLEAN TECHNOLOGIES II, LLC

By:	/s/ William E. Brockenborough
Name:	William E. Brockenborough
Title:	President

MEHETIA INC.

By:
Name:
Title:

Second A&R LLCA of DSGH

IN WITNESS WHEREOF, each Member has caused this Second Amended and Restated Limited Liability Company Agreement to be signed by a duly authorized officer as of the date first above written.

CLEAN TECHNOLOGIES II, LLC

By:
Name:
Title:

MEHETIA INC.

By:	/s/ Peter Cross
Name:	Peter Cross
Title:	Vice President

Second A&R LLCA of DSGH

ANNEX I TO ECCA

AND COMPANY LLC AGREEMENT

DEFINITIONS

“1940 Investment Company Act” means the Investment Company Act of 1940, as amended.

“2012 Operating Agreement” is defined in the preliminary statements of the Company LLC Agreement.

“25% Progress Payment” means, for any System, the initial payment by Project Company of 25% of the purchase price for such System as contemplated by the MESPA.

“75% Progress Payment” means, for any System, the final payment by Project Company of 75% of the purchase price for such System as contemplated by the MESPA.

“Acceptable Credit Party” means a commercial bank or other financial institution which maintains an office or corresponding office in the United States, whose long-term unsecured debt is rated “A-” or higher by S&P and “A3” or higher by Moody’s and which has a tangible net worth of at least $1,000,000,000.

“Accountant’s Certificate” means the independent accountant’s certification attesting to accuracy of all costs as required pursuant to the Guidance.

“Account Withdrawal Instruction” is defined in the Depositary Agreement.

“Accounting Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof, chosen by the Tax Matters Partner or otherwise reasonably approved by Class Majority Vote.

“Act” means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5), and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Initial Funding Date, among the Company, the Project Company and Bloom in the form attached as Exhibit C to the ECCA.

“Administrator” means Bloom or any replacement administrator under a Administrative Services Agreement. The Administrator is a “manager” of the Company within the meaning of the Act.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition, the term “control” (and correlative terms) means (1) the ownership of 50% or more of the equity interest in a Person, or (2) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person. The Company shall be deemed to be an Affiliate of Clean Technologies prior to the Initial Funding (for purposes of representations and warranties), but neither the Company nor the Project Company shall be deemed to be an Affiliate of any Member or of Bloom or the Investor Guarantor from and after the Initial Funding.

“Aggregate Final Completion Distribution” is defined in Section 6.11 of the Company LLC Agreement.

“Agreement” means the Company LLC Agreement if used in the Company LLC Agreement or the ECCA if used in the ECCA.

“Alternative Tax Program” means, if the Grant is unavailable, any successor cash grant, cash-based subsidy, tax refund or refundable credit program or, if none of the foregoing is available, the ITC.

“Annual Budget” is defined in Section 7.1(b) of the Company LLC Agreement.

“Applicable Laws” means all laws (including common law), constitutions, statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, and writs of any Governmental Authority, in each case, having jurisdiction over Bloom, Clean Technologies, Mehetia, Credit Suisse Guarantor, the Administrator, the Company, the Project Company or the Systems, as applicable.

“Appraisal Method” means one appraiser shall be appointed by the holders of a majority of the Class A Membership Interests and one appraiser shall be appointed by the holders of a majority of the Class B Membership Interests, in each case, within fifteen (15) days of invocation of this procedure, which appraisers shall attempt to agree upon the fair market value of the Class B Membership Interests. If either holders of the Class A Membership Interests or holders of the Class B Membership Interests do not appoint their respective appraiser within five (5) days after the end of such fifteen (15) day period, the determination of the appraiser appointed by the other Person (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the holders of Class A Membership Interests and the holders of Class B Membership Interests are unable to agree upon the fair market value of the Class B Membership Interests within thirty (30) days after the appointment of the second of such appraisers, the two appraisers shall appoint a third appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the

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Members, unless the determination of any of the appraisers differs from the middle determination by more than twice the amount by which the remaining determination differs from the middle determination, in which case the most disparate appraisal shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Members.

“Bankruptcy” of a Person means the occurrence of any of the following events: (i) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Code, as now constituted or hereafter amended (the “Bankruptcy Code”), (ii)    the making by such Person of a general assignment for the benefit of its creditors, (iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (vi) an involuntary case is commenced against such Person by the filing of a petition under any chapter of Title 11 of the Code and within 60 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Base Case Model” means the financial model attached as Annex II to the Member Consent and Second Amendment to Equity Capital Contribution Agreement with respect to Diamond State Generation Holdings, LLC, dated as of March 20, 2013, by and among Clean Technologies, Investor, the Company and the Project Company.

“Bloom” means Bloom Energy Corporation, a Delaware corporation.

“Bloom Guaranty” means the Guaranty made by Bloom for the benefit of Investor, dated as of March 16, 2012.

“Brook side Site” means the Site described in the DDOT Site Lease.

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“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York City are authorized or required to be closed.

“Capital Account” means an account for each Member calculated as described in Section 4.2(b) of the Company LLC Agreement and used to distribute assets at liquidation as described in Section 10.2 of the Company LLC Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

“Capital Contributions Account” is defined in Section 4.3(c) of the Company LLC Agreement.

“Cause” means fraud, gross negligence or willful misconduct of the Managing Member, solely in that capacity.

“Certificate of Formation” has the meaning in the preliminary statements of the Company LLC Agreement.

“Change of Control” means with respect to an entity, an event in which a Person or Persons who prior to a transaction or series of transactions, possessed, whether directly or indirectly, legally or beneficially:

(a)    50% or more of the equity, capital or profits interests of such entity; or

(b)    Control of such entity;

and as a result of a consummation of any transaction or series of transactions (including any merger or consolidation), such Person or Persons fails to maintain, whether directly or indirectly, legally or beneficially, either of the elements of control listed in (a) or (b) above.

“Claims” is defined in Section 3.6(a) of the Company LLC Agreement.

“Class A Member” means a Member holding one or more Class A Membership Interests.

“Class A Membership Interests” means membership interests in the Company that are held initially by Clean Technologies and have the rights described in the Company LLC Agreement.

“Class A Recapture Event” means an event or occurrence of any fact or circumstance that causes a Recapture Event that is not a Class B Recapture Event.

“Class B Member” means a Member holding one or more Class B Membership Interests.

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“Class B Member CC Maximum Amount” means, for the Class B Member, an amount not to exceed the lesser of (i) $141,650,000 and (ii) such amount that makes such Class B Member’s actual or required net investment (Capital Contributions less actual pre-tax cash distributions from the Company to the Class B Member made and received to date) equal $65,000,000.

“Class B Membership Interests” means the membership interests in the Company that are initially held by Mehetia and having the rights described in the Company LLC Agreement.

“Class B Recapture Event” means (a) an event or occurrence of any fact or circumstance that causes a denial or recapture of all or a portion of a Grant that is directly attributable to (i) a breach of the representation made by a Class B Member under Section 3.11(c) of the Company LLC Agreement, (ii) a breach of the covenant made by a Class B Member under Section 3.12(f) of the Company LLC Agreement or (iii) any Transfer by a Class B Member or an Affiliate of a Class B Member prohibited by Sections 9.1, 9.3(e) or 9.4(c) of the Company LLC Agreement that causes the Company or Project Company to become a Disqualified Person, or (b) any act or omission by a Class B Member (excluding voting for a Major Decision), including any Transfer by a Class B Member or its Class B Membership Interests or a change in ownership of a Class B Member, that results in a recapture of the ITC or refundable credit under an Alternative Tax Program if an ITC or such refundable credit is elected pursuant to Section 7.5(b)(i) of the Company LLC Agreement and claimed by such Class B Member with respect to the Systems.

“Class Majority Vote” is defined in Section 3.2(f) of the Company LLC Agreement.

“Clean Technologies” is defined in the preamble to the ECCA.

“Clean Technologies Indemnified Costs” means, with respect to any Class A Member, the following:

(a)	with respect to any indemnification, defense or hold harmless obligations under the Company LLC Agreement or the ECCA of Investor or Investor Guarantor, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Clean Technologies Indemnified Parties) incurred by such Clean Technologies Indemnified Parties, including with respect to Third Party Claims, resulting from or relating to any breach or default or misrepresentation by Investor (as itself or as a Class B Member, as applicable) or Investor Guarantor, of any representation, warranty, covenant, indemnity or agreement under the ECCA or any other Transaction Document, including any claim for fraud or willful misconduct on the part of Investor or Investor Guarantor relating to the ECCA or any other Transaction Document; and

(b)

with respect to any indemnification, defense or hold harmless obligations under the Company LLC Agreement or the ECCA (if applicable) of any Class B Member not covered under the preceding clause (a), any and all damages, losses,

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claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Clean Technologies Indemnified Parties) incurred by such Clean Technologies Indemnified Parties, including with respect to Third Party Claims, resulting from or relating to (i) any breach or default or misrepresentation by Class B Member or its Affiliate, as applicable, of any representation, warranty, covenant, indemnity or agreement under the ECCA or any other Transaction Document or (ii) any claim for fraud or willful misconduct on the part of Class B Member or its Affiliate relating to the ECCA or any other Transaction Document.

“Clean Technologies Indemnified Parties” means Clean Technologies and any person to whom Clean Technologies transfers any portion of its Class A Membership Interests in accordance with Article IX of the Company LLC Agreement, and each of their respective Affiliates (other than the Company or the Project Company) and each of their respective shareholders, partners members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” means Deutsche Bank Trust Company Americas as collateral agent under the Credit Documents.

“Company” is defined in the preliminary statements to the ECCA.

“Company Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions, Permitted Investments and any cash received in respect of the Grant) held by the Company as of such date less all reasonable reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company consistently with the Prudent Operator Standard. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the Managing Member, without duplication: (i) necessary for payment of expenses included in the annual budget of the Company, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Class Majority Vote), (iv) necessary to allow the Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the annual budget of the Company, (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for each of the Systems, and (vi) one or more additional reserves not referred to in the preceding clauses of this definition of “Company Distributable Cash” that do not, together with the reserves reserved pursuant to clause (vi) of the definition of Project Company Distributable Cash, in the aggregate exceed $1,600,000.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, by and between Clean Technologies and Mehetia, dated as of March 20, 2013, as the same may be amended, supplemented or replaced from time to time.

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“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” is defined in Section 11.12(a) of the Company LLC Agreement.

“Construction Escrow Account” is defined in the Note Purchase Agreement.

“Consult” or “Consultation” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of, another Person.

“Control” or “Controlled by” means the possession, directly or indirectly, of either of the following:

(i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

“Control Agreement” means the Control Agreement to be entered into on or before the Initial Funding Date among Mehetia, Clean Technologies, the Company (or the Project Company) and the control agent party thereto, as the same may be amended from time to time.

“Credit Documents” means the Note Purchase Agreement and all other documents executed or delivered in connection with the Note Purchase Agreement, including, without limitation, the Interparty Agreement.

“Credit Suisse Guarantor” means Credit Suisse (USA), Inc.

“Credit Suisse Guaranty” means the Guaranty made by Credit Suisse Guarantor for the benefit of Clean Technologies, dated as of March 16, 2012.

“CT Funding Amount” means, on the Initial Funding Date or on any Subsequent Funding Date, an amount that is equal to the required Progress Contribution less (i) the applicable Note Proceeds of the Note Holders and (ii) the applicable Subsequent Funding Payment of the Investor.

“DDOT” means the Delaware Department of Transportation.

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“DDOT Site Lease” means a Lease Agreement between DDOT and the Project Company to be entered into on or prior to the Initial Funding Date, as it may be amended to extend the term or otherwise.

“December Capital Contribution” means the Capital Contribution in the amount of $16,619,399.60 made by Clean Technologies to the Company on December 30, 2011 pursuant to the Capital Contribution Agreement dated December 30, 2011 among Bloom, Clean Technologies, the Company and the Project Company.

“Deposit Contribution” is defined in Section 2.2(b) of the ECCA.

“Depositary” means Deutsche Bank Trust Company Americas, as depositary under the Depositary Agreement.

“Depositary Agreement” means the Depositary Agreement, dated as of March 20, 2013, among the Project Company, the Depositary and the Collateral Agent.

“Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Managing Member and agreed to by Members representing a Class Majority Vote.

“Designated Transfers” is defined in Section 9.9 of the Company LLC Agreement.

“Disqualified Person” means (a) any federal, state or local government (or any political subdivision, agency or instrumentality thereof); (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code; (c) any entity referenced in Section 54(j)(4) of the Code; (d) any foreign person or entity as defined in Section 168(h)(2)(C) of the Code unless the exception under Section 168(h)(2)(B) of the Code applies with respect to income from the Project for that person; and (e) any partnership or other pass-through entity (including a single-member disregarded entity), other than a real estate investment trust as defined in Section 856(a) of the Code, any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) – (d); provided that a taxable C corporation, any of whose shareholders are ineligible to receive a Grant by virtue of being described in clauses (a) – (d) above will not be considered a Disqualified Person.

Notwithstanding the above, a Person will not be treated as a Disqualified Person if it is demonstrated to the satisfaction of the Members that a Class A Recapture Event or Class B

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Recapture Event, as applicable, will not occur as a result of such Person owning a direct or indirect interest in the Company or Project Company; and provided, further that if and to the extent that Section 1603 of division B of the American Recovery and Reinvestment Act of 2009 is amended after the date of the Agreement, the definition of “Disqualified Person” under the Agreement shall be interpreted to conform to such amendment and any Treasury guidance with respect thereto.

“Distribution Date” means, in respect of every month, commencing the month following the Initial Funding Date, the date that falls on the last Business Day of such month.

“Dollars” or “$” means the lawful currency of the United States of America.

“DPL” means Delmarva Power & Light Company, a DPSC regulated utility company.

“DPL Agreements” means the service applications between the Project Company and DPL with respect to the REPS Act and the Tariffs, whereby DPL shall (a) serve as the agent for collection of amounts due from Project Company (if any) and for disbursement of amounts due to Project Company under the QFCP-RC Tariff and (b) sell to Project Company natural gas under the Gas Tariff.

“DPL Site Lease” means a Lease Agreement between DPL and the Project Company to be entered into on or prior to the Initial Funding Date.

“DPSC” means the Delaware Public Service Commission, the Governmental Authority charged with regulating DPL and issuing the Tariffs.

“ECCA” means the Equity Capital Contribution Agreement with respect to the Company dated as of March 16, 2012 among Clean Technologies, the Company, the Project Company and Mehetia and all schedules and exhibits thereto, as the same may be amended, supplemented or replaced from time to time.

“Effective Date” is defined in Section 11.16 of the Company LLC Agreement.

“Energy” is defined in the MESPA.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Reports” means (a) the Phase I Environmental Site Assessment: Proposed Fuel Cell Facility (Brook side Site) prepared by Terracon Consultants, Inc., dated November 15, 2011, and (b) the Phase I Environmental Site Assessment: Proposed Fuel Cell Facility (Red Lion Site) prepared by Terracon Consultants, Inc., dated November 15, 2011.

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“Environmental Laws” means all Applicable Laws pertaining to the environment, human health, safety and natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder and decisional law of any Governmental Authority, as each of the foregoing may amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Equity Commitment Amount” means, with respect to Clean Technologies, $25,461,843 plus the Gross Asset Value of the membership interests in the Project Company transferred to the Company by Clean Technologies as shown in Schedule 4.2(b) to the Company LLC Agreement, and with respect to Mehetia, $141,650,000, subject to the limitation that at no time will the actual or required net investment (Capital Contributions less actual pre-tax cash distributions from the Company to Mehetia, as applicable made and received to date) by Mehetia exceed $65,000,000.

“Equity Contribution” is defined in Section 4.3 of the Company LLC Agreement.

“Equity Contribution Date” is defined in Section 4.3 of the Company LLC Agreement.

“Equity Contribution Notice” is defined in Section 4.3 of the Company LLC Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning given in the introductory paragraph of the ECCA.

“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA and the implementing regulations of FERC.

“Exhibits” means, in the case of the ECCA, the exhibits attached to the ECCA and in the case of the Company LLC Agreement, the exhibits attached to the Company LLC Agreement.

“Federal Power Act” or “FPA” means the Federal Power Act of 1935, as amended.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Final Completion Date” is defined in the Note Purchase Agreement.

“Fiscal Year” is defined in Section 7.9 of the Company LLC Agreement.

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“Flip Date” means the last day of the calendar month in which Class B Member achieves an Internal Rate of Return equal to or greater than the Target IRR.

“Funding” means the Initial Funding or any Subsequent Funding, as the case may be. “Funding Date” means the date of any Funding.

“Funding Notice” means a notice in the form of Exhibit I to the ECCA.

“Funding Payment” means, individually or collectively, the Initial Funding Payment and the Subsequent Funding Payments.

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“Governmental Approval” means all filings, notifications, orders, certificates, determinations, registrations, permits, licenses, approvals and authorizations with or of any Governmental Authority or other entity pursuant to Applicable Law.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Grant” means a grant (or a portion thereof) under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 with respect to a System.

“Grant Application” means a Grant application to be filed with the Treasury under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 and all related guidance, regulations, notices, promulgations and announcements.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Gross Fair Market Value of such asset as of the date of contribution; provided that the initial Gross Asset Values of the assets contributed to the Company on the Initial Funding Date shall be shown in Schedule 4.2(b) to the Company LLC Agreement;

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(b)	the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times described in Section 4.2(c) of the Company LLC Agreement;

(c)	the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;

(d)	the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)	if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Gross Fair Market Value” means, with respect to any asset, the fair market value of the asset as reasonably determined by the Managing Member and agreed to by Members representing a Class Majority Vote.

“Guaranteed Initial Delivery Date” has the meaning set forth in the QFCP-RC Tariff.

“Guidance” means the guidance issued on July 9, 2009, by the Treasury for payments for specified energy property in lieu of tax credits under the American Recovery and Reinvestment Act of 2009 (as updated on March 15, 2010 and in April 2011), the Frequently Asked Questions and Answers issued by the Treasury on January 8, 2010 and June 25, 2010, as updated in April 2011, and any other guidance or clarification, addition or supplement thereto issued by the Treasury or any other Governmental Authority.

“Hedge Support” means any letters of credit, guarantees, bonds, surety contracts and other credit support arrangements (and any related reimbursement obligation) to support the payment and performance obligations of the Project Company under any hedge agreement to which the Project Company is a party.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the regulations adopted thereunder.

“IDC Reserve Account” is defined in the Note Purchase Agreement.

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“Independent Accounting Firm” means an accounting firm that is mutually acceptable to Class A Members holding a majority of the Class A Membership Interests, and Class B Member and if the foregoing Members cannot agree, then one of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International or PricewaterhouseCoopers as chosen by the Managing Member; provided that, any such accounting firm is not the Accounting Firm.

“Independent Engineer” means SAIC Energy, Environment & Infrastructure, LLC.

“Independent Engineer Report” means the report of the Independent Engineer to be dated on or before the Initial Funding Date.

“Indemnified Costs” means Investor Indemnified Costs or Clean Technologies Indemnified Costs, as the context requires.

“Indemnified Party” means an Investor Indemnified Party or Clean Technologies Indemnified Party, as the context requires.

“Indemnifying Party” means Mehetia or Clean Technologies, as the context requires.

“Initial Funding” is defined in Section 2.3 of the ECCA.

“Initial Funding Date” means the date described in Section 2.3 of the ECCA.

“Initial Funding Payment” is defined in Section 2.2(a) of the ECCA.

“Initial Funding Termination Date” means March 31, 2014 or any later date agreed to by Investor and Clean Technologies.

“Insurance Report” means the Insurance Due Diligence Summary prepared by Moore- McNeill, LLC, to be dated on or before the Initial Funding Date.

“Interconnection Point” is defined in the MESPA.

“Internal Rate of Return” means, with respect to Class B Member and at any time of determination, the discount rate that sets A equal to B, where A is the present value of (a) cash (including the proceeds of any Grant, or, if elected pursuant to Section 7.5(b)(i) of the Company LLC Agreement, the proceeds of any similar successor cash program or cash received from an Alternative Tax Program) distributed to Class B Member and, if the ITC is elected pursuant to Section 7.5(b)(i) of the Company LLC Agreement and the Class B Member consents in writing to inclusion of such ITC in its Internal Rate of Return, the value of any ITC claimed on Systems to the extent allocated to Class B Member assuming a 35% federal income tax rate plus (b) any indemnity payments received by Class B Member that compensate for loss of any item listed in the foregoing clause (a), and B is the present value of the various Capital Contributions made by Class B Member.

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“Interparty Agreement” means the Interparty Agreement, dated as of March 20, 2013, among the Project Company, Company, Clean Technologies, Investor and Deutsche Bank Trust Company Americas, as collateral agent under the Note Purchase Agreement, as the same may be amended from time to time.

“Investor” is defined in the preliminary statements to the ECCA.

“Investor Guarantor” means the Credit Suisse Guarantor.

“Investor Guaranty” means the Credit Suisse Guaranty.

“Investor Indemnified Costs” means, with respect to Class B Member, the following:

(a)

with respect to any indemnification, defense or hold harmless obligations under the Company LLC Agreement or the ECCA of Clean Technologies or its Affiliates, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Investor Indemnified Parties) incurred by such Investor Indemnified Parties, including with respect to Third Party Claims, resulting from or relating to (i) any breach or default or misrepresentation by Clean Technologies (as itself or as a Class A Member, Managing Member or Tax Matters Partner) or any Affiliate of Clean Technologies, as applicable, of any representation, warranty, covenant, indemnity or agreement under the ECCA or any other Transaction Document, including (A) in its capacity as Managing Member under the Company LLC Agreement in accordance with the terms thereof and (B) in its capacity as Tax Matters Partner under Section 7.7(b) and Section 7.7(c) of the Company LLC Agreement in accordance with the terms thereof, (ii) any claim for fraud or willful misconduct on the part of Clean Technologies or any Affiliate of Clean Technologies relating to the ECCA or any other Transaction Document, (iii) resulting from Project Company (or any of the Systems) not qualifying for (or becoming disqualified under) the REPS Act or the Tariffs as a result of any act or omission by Bloom or any Affiliate of Bloom (including, without limitation, (A) Bloom failing to achieve commercial operation (as defined in the QFCP-RC Tariff) of 5 MW of Systems by March 31, 2013 (unless such date has been extended in accordance with the QFCP-RC Tariff), (B) Bloom failing to achieve commercial operation (as defined in the QFCP-RC Tariff) of 30 MW of Systems, of which at least 20 MW of Systems were actually manufactured by Bloom in the State of Delaware by September 30, 2014 (unless such date has been extended in accordance with the QFCP-RC Tariff), (C) Bloom failing to be manufacturing fuel cells capable of being powered by renewable fuels from a permanent manufacturing facility located in the State of Delaware as of the date of Commencement of Operations (as defined in the MESPA) of the full nameplate capacity of the Portfolio, or (D) any of the acts or omissions set forth in Section 4.3 of the MESPA), (iv) Bloom failing to be in compliance with the Letter Agreement (including, if so required by

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the State of Delaware, posting the security referred to in the Letter Agreement upon or prior to the Commencement of Operation of the first System) or (v) any surcharges pursuant to the Tariffs being deemed a tax under Delaware law; and

(b)	with respect to any indemnification, defense or hold harmless obligations under the Company LLC Agreement or the ECCA (if applicable) of any other Class A Member not covered under the preceding clause (a), any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Investor Indemnified Parties) incurred by such Investor Indemnified Parties, including with respect to Third Party Claims, resulting from or relating to (i) any breach or default or misrepresentation by such Class A Member or its Affiliate, as applicable, of any representation, warranty, covenant, indemnity or agreement under the ECCA or any other Transaction Document or (ii) any claim for fraud or willful misconduct on the part of such Class A Member or its Affiliate relating to the ECCA or any other Transaction Document.

“Investor Indemnified Parties” means the Mehetia Indemnified Parties.

“IP Rights” is defined in Section 3.1(x) of the ECCA.

“ITC” means the 30% investment tax credit under Section 48 of the Code.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge” means, with respect to Clean Technologies, the Company and the Managing Member, the actual knowledge after due inquiry of the senior managers of the Company listed below in the positions set forth next to such person’s name or their successors or replacements in such positions.

Name	Position

William H. Kurtz	President

William E. Brockenborough	Vice President, General Manager

Martin J. Collins	Vice President, Secretary

Scott Reynolds	Vice President

Kevin Passalacqua	Vice President

Timothy Gray	Vice President

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“kW” means kilowatt or one thousand watts of Energy.

“Legal Requirement” means any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law) order, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental Law)or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof.

“Letter Agreement” means that certain Letter Agreement dated October 10, 2011 between Bloom and the State of Delaware, as may be amended from time to time.

“Liens” means any liens, pledges, claims, security interests, easements, rights of way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title.

“LLC Agreement Termination Date” is defined in Section 2.4 of the Company LLC Agreement.

“Major Decisions” means:

With respect to the Pre-Flip Period, any of the following:

(a)	Any sale, lease or other voluntary disposition of assets of the Project Company or Membership Interests in the Project Company with an aggregate fair market value in excess of $250,000 during any 12 month period, but excluding sales of (i) energy sold under the PJM Agreements or excess energy produced by Systems, (ii) environmental attributes of energy sales (such as renewable energy credits and carbon allowances), (iii) ancillary benefits of energy sales (such as capacity credits) and (iv) surplus or obsolete assets;

(b)	The Company or the Project Company taking action to (i) cancel, suspend or terminate any Material Contract, (ii) assign, release or relinquish the rights or obligations of (or any security posted by) any party to, or amend (A) the DPL Agreements, the PJM Agreements, the Note Purchase Agreement, the Interparty Agreement, any Collateral Document (as defined in the Note Purchase Agreement) or any other Credit Document (solely to the extent the amendment of any other such Credit Document could reasonably be expected by the Managing Member to have a Material Adverse Effect on the Class B Members), other than any such assignment or release made in accordance with its express terms, or (B) any other Material Contract if (with respect to this clause (B) only) any of the foregoing items in this clause (ii) could reasonably be expected to have a Material Adverse Effect on the Company or the Project Company, (iii) renew or enter into any replacement Material Contract except to the extent such renewal or replacement is on substantially the same terms as the original Material Contract, (iv) replace the Administrator under the Administrative Services Agreement,

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(v) replace the manager or operator under the MOMA, or (vi) enter into any new Material Contract; provided that none of the following will be considered a Major Decision: (v) taking any of the actions referred to above in this paragraph (b) in connection with a Material Contract with respect to assets that are excluded from paragraph (a) above, (w) entry into the DPL Agreements or the PJM Agreements, (x) taking any of the actions referred to above in this paragraph (b) if such actions (1) are required by any Governmental Authority or (2) involve agreements or instruments as to which such actions otherwise are permitted under the Company LLC Agreement, (y) the replacement of (1) any permit or (2) any Hedge Support with other Hedge Support that provides up to a comparable amount of credit support with comparable obligations, and (z) the enforcement or management of contracts with suppliers;

(c)	The Company adopting, amending or exceeding the Annual Budget for the Project Company, except that the following will not be considered a Major Decision: (i) adoption of an Annual Budget containing an aggregate expense amount for any Fiscal Year that is not more than [***] above the annual spending projected in the Base Case Model for such Fiscal Year or [***] above the aggregate expense amount reflected in the Annual Budget for the previous Fiscal Year, (ii) spending up to [***] of the aggregate expense amount reflected in the Annual Budget for a Fiscal Year and (iii) emergency spending above the [***] limit, except that non-recurring budget items that are not included in the Base Case Model and that are not incurred or expected to be incurred in the Ordinary Course of Business will be excluded when applying the percentages in this paragraph;

(d)	Approval of any transactions (other than other transactions contemplated by any of the Transaction Documents) between the Company or the Project Company, as the case may be, and any member thereof, the Administrator, or any Affiliates of any member of the Company or the Project Company, other than those entered into on an arm’s length basis;

(e)	Any settlement of claims, litigation, arbitration, criminal investigation or criminal proceedings (excluding the payment of undisputed liquidated damages) involving the Company, the Project Company or the Managing Member (only to the extent such investigation or proceeding relates to its actions or failure to act in such capacity) or any of their respective officers, managers or directors except if the settlement is not with any Affiliate of Bloom and, as a result of such settlement, the Company and/or the Project Company would not be obligated to pay more than $250,000 in the aggregate;

(f)	Change, amend or substitute the insurance required to be maintained by the Company pursuant to the ECCA or the Company LLC Agreement in a manner that would cause such insurance to be materially different from the insurance requirements prescribed therein;

[***] Confidential Treatment Requested

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(g)	Any action that would cause the Company or the Project Company to engage in any business or activity that is not within the purpose of such entity, as set forth in such entity’s organizational documents, or to change such purpose;

(h)	(i) any action that would cause the Company to remove the Managing Member or fill any vacancy for the Managing Member as provided in Section 8.2(c) of the LLC Agreement or any action that would cause the Project Company to remove the manager of the Project Company or fill any vacancy for the manager of the Project Company, (ii) any merger or consolidation of the Company or the Project Company, (iii) the acquisition of all or substantially all of the assets or ownership interests of another Person, (iv) sale of all or substantially all of the assets of the Company or the Project Company and (vi) the taking of any action by the Company or the Project Company described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the definition of “Bankruptcy”;

(i)	Granting of any Encumbrance on the assets or rights of the Company or the assets and rights of the Project Company other than Permitted Liens;

(j)	Any incurrence or guarantee of indebtedness for borrowed money or capitalized lease obligations in excess of $1,000,000 (other than capital leases) in the aggregate for the Company and the Project Company;

(k)	Any issuance or redemption by the Company or Project Company of any Membership Interests or other equity interest of any kind in the Company or Project Company other than any issuance permitted under Section 4.1(c) of the Company LLC Agreement;

(l)	Any amendment or cancellation of the certificate of formation of the Company or the Project Company or amendment of the Project Company LLC Agreement;

(m)	The admission of any additional member in the Company or Project Company, other than pursuant to terms of the Company LLC Agreement or Project Company LLC Agreement;

(n)	The hiring by the Company or the Project Company of any employees or entering into any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company or the Project Company;

(o)	Any change in the Company’s or Project Company’s legal form or any recapitalization, liquidation, winding-up or dissolution of the Company or Project Company (except as permitted under the Company LLC Agreement or the Project Company LLC Agreement);

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(p)	Permitting (i) the possession of property of the Company by any Member, (ii) the assignment, transfer or pledge of rights of the Company in specific property of the Company for other than a Company purpose or other than for the benefit of the Company or (iii) any commingling of the funds of the Company with the funds of any other Person;

(q)	Electing that the Company be treated other than as a partnership for United States federal income tax purposes or electing that the Project Company be treated other than as a “disregarded entity” for United States federal income tax purposes;

(r)	Amending, or choosing to fail to obtain or, as a result of the breach of its terms, causing the revocation of, any governmental approval required for the operation, ownership, management or maintenance of the Systems or the sale or transmission of electric energy in a manner that would have a Material Adverse Effect or fail to maintain the status of the Company as an Exempt Wholesale Generator or taking any action that would cause the Company to cease to be an Exempt Wholesale Generator or a member of PJM;

(s)	Engaging in any speculative financial activities, excluding (i) sales of energy and (ii) other hedge or swap arrangements, renewable energy credit sales, forward contracts and similar transactions and other transactions in effect on the Initial Funding Date or any Subsequent Funding Date, as applicable, for the Systems and replacements therefor, in each case, entered into in the Ordinary Course of Business for the Portfolio;

(t)	Lending any funds from the Company to any Person;

(u)	Engaging in any act that, if taken, would reasonably be expected to cause a Class A Recapture Event;

(v)	If a Grant is not available with respect to certain Systems, electing under any Alternative Tax Program pursuant to Section 7.5(b)(i) of the Company LLC Agreement;

(w)	Ordering the purchase of a System other than for the Project;

(x)	Not pursuing the rights and remedies under any agreement with Bloom or its Affiliates after a failure to cure within the applicable cure period, including, without limitation, the MOMA, the MESPA or the Administrative Services Agreement;

(y)	Selling or disposing of any energy calls purchased on or prior to the Initial Funding Date other than at or around their expiration date;

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(z)	Authorizing or permitting the Company to make a capital contribution to the Project Company except in accordance with Sections 4.3 and 4.4 of the LLC Agreement;

(aa)	Making any material tax election, or causing the Company to cause the Project Company to make any material tax election, other than as provided in the Company LLC Agreement;

(bb)	Taking any act in contravention of or in breach of the Company LLC Agreement or the organizational documents of the Company or the Project Company;

(cc)	Causing the Company or causing the Company to cause the Project Company to change its method of accounting, except as required by GAAP, or taking any action with respect to accounting policies or procedures, unless required by GAAP;

(dd)	Making any distribution to any Member or causing any distribution to be made by the Company or the Project Company except as specified in the Company LLC Agreement or Project Company LLC Agreement;

(ee)	Causing the Company or causing the Company to cause the Project Company to knowingly take or omit to take any action that would result in a material breach or an event of default, or that would permit or result in the acceleration of any obligation or termination of any right, under any Material Contract;

(ff)	Causing the Company or causing the Company to cause the Project Company to form any Person, including any Subsidiaries; and

(gg)	Taking any action in violation of, or inconsistent with, the REPS Act or any of the Tariffs, including, without limitation causing the Project Company to sell any electricity other than to PJM.

With respect to the period following the Flip Date, the matters in paragraph (a) above shall be Major Decisions, except that any such matter will be a Major Decision only with respect to the sale, lease or other voluntary disposition of assets at a price other than for fair market value, and the matters in clauses (g), (o) and (p) shall also be Major Decisions.

“Majority Vote” is defined in Section 3.2(f) of the Company LLC Agreement.

“Managing Member” is defined in Section 8.2(a) of the Company LLC Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Project Company, excluding any effect resulting from (a) effects of weather or meteorological events, (b) general industry strikes, work stoppages or other labor disturbances, or (c) the execution or delivery of the Transaction

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Documents or the transactions contemplated in them or the announcement of such transactions. An adverse effect will be considered “material” under this definition for purposes of the conditions precedent to closing in Sections 2.5, 2.6, 2.7 and 2.8 of the ECCA if it will cause a reduction of at least $1,000,000 in the aggregate, across one or more conditions precedent, in the sum of the net present values of the Grants and Project Company Distributable Cash from the Portfolio through the Flip Date as projected in the Base Case Model. An adverse effect will be considered “material” under this definition for purposes of any post-closing indemnities for breach of representations if it is reasonably likely to cause a reduction of at least $1,000,000 in the aggregate in the sum of the net present values of the Grants and Project Company Distributable Cash from the Portfolio over the period from the Initial Funding Date through the Flip Date as projected in the Base Case Model. The net present value will be calculated by discounting to the Initial Funding Date for the Portfolio, a Grant and Project Company Distributable Cash received through the date of calculation and discounting the remaining Grants and cash through the projected Flip Date in the Base Case Model using the Target IRR as the discount rate.

“Material Contract” means (a) a contract for the sale of electricity or transmission services of a System for a term of more than one year, (b) a contract, lease, indenture or security agreement under which the Company or the Project Company (i) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, or international financial reporting standards, as applicable, should be capitalized, (ii) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value of more than $250,000 (other than any Permitted Liens), or (iii) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by the Project Company under the terms of any contract referred to in clause (a) above, (c) a contract for management, operation or maintenance of the Company, the Project Company or a System that requires payments of more than $250,000, (d) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by the Project Company with a fair market value of more than $250,000, (e) any other contract that is expected to require payments by the Company or the Project Company, in the aggregate, of more than $250,000 per calendar year and (f) the MESPA, the DPL Agreements, the PJM Agreements, the MOMA, the Site Leases, the Note Purchase Agreement, the Interparty Agreement, the Collateral Documents (as defined in the Note Purchase Agreement), any other Credit Document, the Administrative Services Agreement or any Transaction Document.

“MBR Authority” is defined in Section 2.7(n) of the ECCA.

“Mehetia” is defined in the preamble to the ECCA.

“Mehetia Indemnified Parties” means Mehetia and any person to whom Mehetia transfers any portion of its Class B Membership Interests in accordance with Article IX of the Company LLC Agreement, and each of their respective Affiliates and each of their respective shareholders, partners members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

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“Member” means any Person executing the Company LLC Agreement as of the date of the Company LLC Agreement as a member of the Company or any Person admitted to the Company as a member as provided in the Company LLC Agreement (each in the capacity as a member of the Company), but does not include any Person who has ceased to be a member of the Company.

“Member Loan” means any loan or advance made by (i) a Class B Member to the Company or (ii) the Company to the Project Company, pursuant to Section 4.5 of the Company LLC Agreement.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company.

“Member Party” is defined in Section 3.6(a) of the Company LLC Agreement.

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any.

“MESPA” means the Master Energy Server Purchase Agreement, dated as of the Initial Funding Date, between Bloom and the Project Company.

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704-2(i)(3).

“MOMA” means the Master Operation and Maintenance Agreement, dated as of the Initial Funding Date, between the Project Company and the Operator, as such agreement may be amended, supplemented or replaced from time to time.

“Moody’s” means Moody’s Investor Service, Inc.

“MW” means megawatt or one million watts of Energy.

“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.704-2.

“Note Holders” means the holders, from time to time, of the notes issued by the Project Company under the Note Purchase Agreement.

“Note Proceeds” is defined in Section 2.7(h) of the ECCA.

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“Note Purchase Agreement” means the Note Purchase Agreement, dated March 20, 2013, among the Project Company and the note purchasers party thereto.

“Notice” is defined in Section 11.1 of the Company LLC Agreement.

“Operations Report” is defined in Section 7.1(a) of the Company LLC Agreement.

“Operator” means Bloom.

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” means, for purposes of the ECCA, a party to the ECCA and for purposes of the Company LLC Agreement, a party to the Company LLC Agreement.

“Percentage Interest” means the percentage interest shown for a Class A Member or Class B Member, as applicable, in Schedule 4.2(d) of the Company LLC Agreement as updated from time to time.

“Permitted Distribution” is defined in the Note Purchase Agreement.

“Permitted Encumbrance” means Encumbrances provided for under the Transaction Documents, liens for Taxes not yet due and payable for which adequate reserves have been provided in accordance with GAAP and restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.

“Permitted Investments” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.00 or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s Corporation.

“Permitted Liens” means (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Project Company or for amounts being contested in good faith and by appropriate proceedings,

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(c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business of the Project Company, (d) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under licenses and permits held by the Project Company and under all applicable laws, rules, regulations and orders of any Governmental Authority), (e) obligations or duties under easements, leases or other property rights, (f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, (g) Liens of record and zoning and other land use restrictions that do not impair the value or intended use of a System, (h) security interests granted to satisfy credit support obligations or margin requirements under any existing or subsequently entered into power purchase agreement, power sales agreement, natural gas supply agreement (including the DPL Agreements), or swap or hedge agreement, in each case, in which the Project Company (but not any Affiliate of the Project Company) is the counterparty to such agreement, (i) Permitted Encumbrances, (j) with respect to the Project Company, easements, rights-of-way, restrictions, reservations and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Project Company, taken as a whole, (k) Liens created pursuant to any Credit Document and (l) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of the Portfolio, are not incurred for borrowed money, and do not have a Material Adverse Effect on either the use of any material assets of the Project Company as currently used or the value of any such assets; provided, however, that the foregoing excludes any Liens held by Bloom or its Affiliates.

“Permitted Transfers” is defined in Section 9.5 of the Company LLC Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“PJM” means PJM Interconnection, LLC, a regional transmission organization.

“PJM Agreements” is defined in the QFCP-RC Tariff.

“PJM Grid” means the PJM electricity transmission grid.

“PJM Market” means the PJM Interchange Energy Market which Project Company is to sell all of its energy, capacity, ancillary services and environmental attributes pursuant to the QFCP-RC Tariff and the PJM Agreements, and any PJM successor market.

“Placed in Service” means with respect to any System, the completion of or the performance of all of the following activities: (1) obtaining the necessary licenses and permits for the operation of the System and sale of Energy, capacity, ancillary services and RECs generated by (or attributable to) the System, (2) completion of critical tests necessary for proper operation of such System, (3) synchronization of such System onto the PJM Grid, and (4) the commencement of daily operation of such System.

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“Portfolio” is defined in the preliminary statements of the ECCA.

“Pre-Flip Period” means the period commencing on the Initial Funding Date and ending on the Flip Date.

“Prime Rate” means a rate per annum equal to the lesser of (a) the prime rate published from time to time in The Wall Street Journal, and (b) the maximum rate permitted by Applicable Laws.

“Pro Rata Shares” means, with respect to (i) any Class A Member, such Class A Member’s Class A Membership Interests divided by the aggregate Class A Membership Interests of all Class A Members or (ii) any Class B Member, such Class B Member’s Class B Membership Interests divided by the aggregate Class B Membership Interests of all Class B Members.

“Progress Contributions” is defined in Section 2.2(b)(ii) of the ECCA.

“Project” is defined in the preliminary statements of the ECCA.

“Project Company” means Diamond State Generation Partners, LLC.

“Project Company Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions, Permitted Investments and any cash received in respect of the Grant) held by the Project Company as of such date less all reasonable reserves that, in the reasonable judgment of the manager of the Project Company, are necessary or appropriate for the operation of the Project Company or the Systems consistently with the Prudent Operator Standard. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the manager of the Project Company, without duplication: (i) necessary for payment of expenses included in the Annual Budget, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Class Majority Vote), (iv) necessary to allow the Project Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the Annual Budget, (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for each of the Systems and (vi) one or more additional reserves not referred to in the preceding clauses of this definition of “Project Company Distributable Cash” that do not, together with the reserves reserved pursuant to clause (vi) of the definition of Company Distributable Cash, in the aggregate exceed $1,600,000.

“Project Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Project Company, dated as of March 20, 2013,as the same may be amended, supplemented or replaced from time to time.

25

“Projected Contribution Schedule” means the projected schedule of Capital Contributions to be made by Clean Technologies and Investor at each Funding attached to the ECCA as Annex II.

“Prudent Operator Standard” means that a Person will (i) perform its duties in compliance with the requirements of the Material Contracts, (ii) perform the duties in accordance with commercially reasonable applicable fuel cell industry standards (A) taking into account through the Flip Date the need to maintain qualification for a Grant (or if unavailable, the Alternative Tax Program) and to avoid any Class A Recapture Event and (B) that the Portfolio must qualify for and remain qualified to receive service under the QFCP-RC Tariff, and (iii) use sufficient and properly trained and skilled personnel.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Purchase Option” is defined in Section 9.7 of the Company LLC Agreement.

“Purchase Option Date” is defined in Section 9.7 of the Company LLC Agreement.

“Purchase Option Price” means the greater of (i) the fair market value of the Class B Membership Interests on the Purchase Option Date as determined by agreement between Class B Member transferring its Class B Membership Interests and the Class A Members and (ii) an amount sufficient to cause Class B Member to achieve an Internal Rate of Return equal to [***]; provided, however, that should Class B Member transferring its Class B Membership Interests and the Class A Members fail to agree on such fair market value within 30 days of the date on which the Purchase Option Exercise Notice is provided, such fair market value shall be determined by the Appraisal Method which shall be then automatically invoked unless all of the Members otherwise agree in writing.

“Purchase Option Exercise Notice” is defined in Section 9.7 of the Company LLC Agreement.

“QFCP-RC Tariff” means DPL’s Service Classification “QFCP-RC” for REPS Qualified Fuel Cell Provider Projects as approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“Quarter” means a calendar quarter.

“Qualified Transferee” means, with respect to any proposed Transfer, (A) an entity that (i) has (x) owned or operated for a period of at least three (3) years (within the then most recent four year period), and at the time of such Transfer continues to own and operate, solid oxide fuel cell power generating systems or (y) engaged a Person who has owned or operated for a period of at least three (3) years (within the then most recent four year period), and at the time of such Transfer continues to own and operate, solid oxide fuel cell power generating systems, and (ii)

[***] Confidential Treatment Requested

26

either (x) has a credit rating of “BBB-” or higher by S&P and “Baa3” or higher by Moody’s, or (y) has annual revenues of not less than $5,000,000 and a tangible net worth of at least $200,000,000 or (B) such other entity with respect to which the consent of Investor has been obtained.

“Recapture Claim” means a written notice provided by the Class A Members to the Company and Class B Member with respect to Recapture Damages caused by a Class B Recapture Event or by Class B Member to the Company and the Class A Members with respect to Recapture Damages caused by a Class A Recapture Event.

“Recapture Damages” means the amount of (i) any portion of any payment required to be made to the United States of America (or any agency or instrumentality thereof), as applicable, resulting from all or any portion of the Grant or any successor grant program or cash-based subsidy being “recaptured” or denied that is paid by Class B Member, in the case of a Class A Recapture Event, or by the Class A Members, in the case of a Class B Recapture Event, and (ii) with respect to a Member if the Grant, any successor grant program or cash-based subsidy is unavailable with respect to any System, such Members’ share of any payment required to be made by such Member to the United States of America (or any agency or instrumentality thereof) resulting from the recapture or denial of all or any portion of any refundable tax credit or ITC with respect to such System.

“Recapture Event” means an event that results in denial or recapture of the Grant, or any Alternative Tax Program, or a portion thereof, by Treasury or any other Governmental Authority.

“Recapture Period” means, with respect to any System, the period from the date on which the System is placed in service for federal income tax purposes until the 5th anniversary of the date the System is placed in service for federal income tax purposes.

“RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a governmental agency or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the System or electricity produced therefrom, but excluding the Grants and ITC.

“Red Lion Site” means the Site described in the DPL Site Lease.

“Refund Notice” is defined in Section 2.2(g) of the ECCA.

“Refund Payment Date” is defined in Section 2.2(g) of the ECCA

“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

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“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended most recently by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).

“Required Holders” shall have the meaning provided to such term in the Note Purchase Agreement.

“Required Ratings” means a long-term senior unsecured credit rating, long-term local issuer credit rating or insurer financial strength rating of at least A- by Standard & Poor’s Corporation or A3 by Moody’s Investors Service, Inc. or, if either agency is not then in the business of providing ratings, equivalent ratings from any other entity that is then a nationally recognized statistical rating organization.

“Sale Notice” is defined in Section 9.8(a) of the Company LLC Agreement.

“Sale Option” is defined in Section 9.8(a) of the Company LLC Agreement.

“Sale Option Date” is defined in Section 9.8(a) of the Company LLC Agreement.

“Sale Price” means the fair market value of the Class B Membership Interests on the Sale Option Date as determined by agreement between Class B Member transferring its Class B Membership Interests and the Class A Member; provided, however, that should Class B Member transferring its Class B Membership Interests and the Class A Member fail to agree on such fair market value within 30 days of the date on which the Sale Notice is provided, such fair market value shall be determined by the Appraisal Method which shall be then automatically invoked unless otherwise agreed by all of the Members in writing.

“S&P” means Standard and Poor’s Corporation.

“Schedules” means, in the case of the ECCA, the schedules attached to the ECCA and in the case of the Company LLC Agreement, the schedules attached to the Company LLC Agreement.

“Section 203 Order” means the order issued by FERC authorizing the Company under Section 203(a)(1) of the FPA to issue the Class B Membership Interests to Mehetia.

“Securities Act” is defined in Section 3.3(e) of the ECCA.

“Site” is defined in the MESPA.

“Site Leases” means, collectively, the DPL Site Lease and the DDOT Site Lease.

“Subsequent Funding” is defined in Section 2.4 of the ECCA.

“Subsequent Funding Date” is defined in Section 2.4 of the ECCA.

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“Subsequent Funding Payment” is defined in Section 2.2(b) of the ECCA.

“Subsequent Funding Termination Date” means March 31, 2014 or any later date agreed to by Investor and Clean Technologies.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“System” means each proprietary solid oxide fuel cell power generating unit including the integrated assembly of mounting assemblies, metering, transformers, disconnects, switches, wiring devices and wiring interconnected with the PJM Grid and connected to DPL as the supplier of natural gas to fuel the System.

“Target IRR” means a pre-tax Internal Rate of Return of [***].

“Target IRR Notice” is defined in Section 7.1(e) of the Company LLC Agreement.

“Tariffs” means the QFCP-RC Tariff and the Gas Tariff.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a)	any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible) production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(b)	any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Matters Partner” is defined in Section 7.7(a) of the Company LLC Agreement.

[***] Confidential Treatment Requested

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“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including after the Funding any IRS Schedule K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” means any action, proceeding, demand or claim by a third party (it being understood that any Affiliate of a Member shall not be deemed to be a third party) excluding any claim relating to the recapture, loss, or denial of all or a portion of a Grant that is already provided for in Section 6.6, Section 6.7, Section 6.8 and Section 6.9 of the Company LLC Agreement.

“Third Party Penalty Claim” is defined in Section 9.14 of the Company LLC Agreement.

“Tracking Model” means the Base Case Model updated to reflect actual results of the Company, but with the assumptions and conventions in Section 6.5 of the Company LLC Agreement remaining unchanged.

“Transaction Documents” means the Company LLC Agreement, the Project Company LLC Agreement, the ECCA, the Administrative Services Agreement, the MESPA, the MOMA, the Credit Suisse Guaranty, the Bloom Guaranty and each of the other documents required to be delivered on the Execution Date, individually and collectively, and, if any Initial Funding or Subsequent Funding shall have occurred, each document required to be delivered on the Initial Funding Date or a Subsequent Funding Date, individually and collectively.

“Transfer” is defined in Section 9.1 of the Company LLC Agreement.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulations” means the regulations promulgated under the Code, by the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“UCC” means the Uniform Commercial Code, as the same may be in effect in the State of New York or any other applicable jurisdiction.

OTHER DEFINITIONAL PROVISIONS

All terms in the ECCA and the Company LLC Agreement, as applicable, shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

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As used in the ECCA and the Company LLC Agreement and in any certificate or other documents made or delivered pursuant thereto, accounting terms not defined in the ECCA or the Company LLC Agreement or in any such certificate or other document, and accounting terms partly defined in the ECCA or the Company LLC Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in the ECCA or the Company LLC Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in the ECCA or the Company LLC Agreement or in any such certificate or other document shall control.

The words “hereof”, “herein”, “hereunder”, and words of similar import when used in the ECCA and the Company LLC Agreement shall refer to the ECCA or the Company LLC Agreement, as the case may be, as a whole and not to any particular provision of the ECCA or the Company LLC Agreement. Section references contained in the ECCA and the Company LLC Agreement are references to Sections in the ECCA or the Company LLC Agreement, as applicable, unless otherwise specified. The term “including” shall mean “including without limitation”.

The definitions contained in the ECCA and the Company LLC Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

Any references to a Person are also to its permitted successors and assigns.

All Article and Section titles or captions contained in the ECCA or the Company LLC Agreement, as applicable, or in any Exhibit or Schedule referred to therein and the table of contents of the ECCA and the Company LLC Agreement are for convenience only and shall not be deemed a part of the ECCA or the Company LLC Agreement, as the case may be, or affect the meaning or interpretation of the ECCA or the Company LLC Agreement, as applicable. Unless otherwise specified, all references in the ECCA or the Company LLC Agreement to numbered Articles and Sections are to Articles and Sections of the ECCA or the Company LLC Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to the ECCA or the Company LLC Agreement, as applicable.

Unless otherwise specified, all references contained in the ECCA or the Company LLC Agreement, in any Exhibit or Schedule referred to there in or in any instrument or document delivered pursuant thereto to dollars or “$” shall mean United States dollars.

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The Parties to the ECCA have participated jointly in the negotiation and drafting of the ECCA. The Parties to the Company LLC Agreement have participated jointly in the negotiation and drafting of the Company LLC Agreement. In the event an ambiguity or question of intent or interpretation arises, the ECCA and the Company LLC Agreement shall be construed as if drafted jointly by the respective Parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the ECCA or the Company LLC Agreement, as the case may be.

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ANNEX II

CLASS B MEMBERSHIP INTERESTS

Class B Member	Number of Class B Membership Interests Owned	Percentage of Class B Membership Interests Owned
Mehetia Inc.	495	100%

Annex II - 1

SCHEDULE 4.2(b)

CONTRIBUTED PROPERTY

Member	Contributed Value
Clean Technologies II, LLC	$16,619,399.60
Mehetia Inc.	$0

Schedule 4.2(b) - 1

SCHEDULE 4.2(d)

CAPITAL ACCOUNT BALANCE AND PERCENTAGE INTEREST

Member Name and Address	Capital Account Balance	Percentage Interest
Clean Technologies II, LLC	[***]	100% of the Class A
c/o Bloom Energy Corporation 1299 Orleans Drive
Sunnyvale, California 94089
Attn: [***]
Telephone: [***]
Fax: [***]

Mehetia Inc.	[***]	100% of the Class B
Eleven Madison Avenue
New York, New York 10010
Attn: [***]
Telephone: [***]
Fax: [***]

with a copy of any notice sent to:

Credit Suisse Securities (USA)
LLC
One Madison Avenue
New York, New York 10010
Attn: [***]
Telephone: [***]
Fax: [***]

and with a copy of any notice sent, which will not constitute notice, to:

McDermott Will & Emery LLP 340 Madison Avenue
New York, New York 10173
Attn: [***]
Telephone: [***]
Fax: [***]

[***] Confidential Treatment Requested

Schedule 4.2(b) - 1

SCHEDULE 8.2(e)

OFFICERS

William H. Kurtz	President
William E. Brockenborough	Vice President, General Manager
Martin J. Collins	Vice President, Secretary
Timothy Gray	Vice President

Schedule 8.2(e) - 1

SCHEDULE 8.4

INSURANCE

The Managing Member shall cause the Company to acquire and maintain (including making changes to coverage and carriers) the casualty, general liability (including product liability), property damage and/or other types of insurance on the terms set forth in this Schedule.

In each case the policies must be with insurance carriers with a rating of at least A- and a financial size category of at least X by A.M. Best or A by S&P or otherwise reasonably acceptable to Class B Members.

The policies specified in Appendix 1 of this Schedule shall be in full force and effect at all times on and after the Effective Date until the LLC Agreement Termination Date subject to renewal no more frequently than annually.

At no time shall there be any gap in cover.

The policy limits and cover of the insurances required in this Schedule shall be sufficient to satisfy the requirements set forth in the Company LLC Agreement, but in no event less than the limits and coverage provisions set forth in Appendix 1 herein. The obligation to verify that the insurance meets the requirements of the Company LLC Agreement shall rest solely with the Company.

The Managing Member shall not violate or permit to be violated any condition, provision or requirement of any insurance policy required by this Schedule, and the Managing Member shall cause Company to perform, satisfy, and comply with all conditions, provisions and requirements of all insurance policies.

The Managing Member hereby waives any and every claim for recovery against Class B Members or their directors, officers and employees and agents for any and all loss or damage covered by any insurance policies to be maintained under this Schedule to the extent such loss or damage is recovered under any such policy.

All policies of insurance required to be maintained pursuant to this Schedule, other than cover required by law, shall be endorsed such that if at any time they are cancelled, lapsed, terminated or suspended (by any party including the insuring parties), such cancellation, lapse, termination or suspension shall not become effective until at least 30 days after receipt by Class B Members from such insurer of such cancellation, lapse, termination or suspension, except for non-payment of premium for which the required written notice shall be 10 days. In addition to this requirement, the Managing Member shall inform the Class B Members as soon as reasonably possible if it becomes aware of any such cancellation, lapse, termination or suspension or of any reasonable prospect of such and shall further require the Company’s broker to do the same.

•	All policies of insurance required to be maintained pursuant to this Schedule, except workers compensation and employers liability, shall provide: Additional Insured status for Class B Members and their respective affiliates, directors, officers and employees and agents (collectively, the “Additional Insureds”). This requirement shall not apply to any professional indemnity policy.

•	Waivers of subrogation from the insurers in favor of the Additional Insureds.

•	Policies either (a) non-cancellable except for non-payment of premium with at least 10 days written notice of such to the Class B Members; or (b) cancellation/non-payment provisions in accordance with the provisions of this Schedule.

•	Class B Members will have the right but not the obligation to pay premiums on behalf of the Company in case of non-payment.

•	Policies shall be unaffected by any bankruptcy or foreclosure relating to the Managing Member, the Company or the Project Company.

•	Insurance shall be primary and not excess to or contributing with any other insurance or self-insurance maintained by the Managing Member, the Company, or the Additional Insureds. However, policies can act in excess of such project-specific policies provided by contractors in accordance with the requirements of this Schedule.

•	Insurer shall not permit the Managing Member to reduce limits or cover or degrade terms and conditions without the prior written approval of the Class B Members.

•	The Additional Insureds shall have no obligations whatsoever including, but not limited to, no obligation to pay premiums and no obligation to pay deductibles.

•	Policy limits shall act in excess of deductibles including the indemnity period for time element insurance shall act in excess of the delay deductible for such insurance.

•	Insurer costs and expenses including any associated with claims including claims adjustment are for the account of the relevant insurer and further will not be deducted from policy limits or sublimits.

In addition, all property policies including marine cargo (if applicable) and further including any time element insurance shall provide:

•	That Class B Members shall be loss payee of any amounts payable under the policies in relation to the Managing Member, the Company or the Project Company.

•	Non vitiation in accordance with a multiple insured clause acceptable to the Class B Members or equivalent protection.

•	Replacement cost, new for old, with no deduction of any kind including no coinsurance provision or a waiver thereof and no allowance for depreciation (accounting or otherwise), obsolescence or loss of value over time other than in a total constructive loss or other scenario where repair/replacement does not follow loss.

•	An advance or partial payment endorsement.

•	A clause requiring the insurer to make final payment on any claim within thirty days after the submission of proof of loss and its acceptance by the insurer.

•	Except for marine transit policies, a LEG2 exclusion or similar endorsement with no sublimit applied.

In addition, all liability policies except workers compensation and employers liability shall provide:

•	Severability.

•	Cross liability with no exclusions.

The above requirements shall be referred to as the “Required Provisions”. The Required Provisions can be provided either as endorsements to or in the main body of the relevant policy. All policies that replace or renew policies shall contain provisions, including limits, sublimits, deductibles, exclusions and the Required Provisions, that are, mutatis mutandis, in all material regards at least the same as those in place at the Effective Date or, if later, the date of first inception of such policy cover, except in relation to risks where exposure no longer exists or where a better level of cover is provided or which would be required in accordance with the provisions of this Schedule.

The Managing Member shall provide Class B Members as soon as reasonably possible prior to the Initial Funding Date, and at least 10 days prior to any subsequent policy inception or renewal, a certificate of pre-agreed format from:

•	Each placing broker confirming:

•	Summary policy terms in the pre-agreed format.

•	That all policies required by this Schedule are in full force and effect.

•	All insurance premiums that are due and payable have been paid in full with no premium overdue.

There shall be appended to such certificate or letter of undertaking certificates from insurers for each policy required by this Schedule listing the major sublimits (to be agreed) and confirming that all Required Provisions that apply to such policy are in place.

•	The Insurance Consultant (as defined in the Note Purchase Agreement) confirming that:

•	The insurance provided complies with the requirements of this Schedule and further complies with the requirements of the Managing Member in the Transaction Documents.

•	That the undertakings made by each placing broker conform to the requirements of prudent industry practice.

The insurance provided by the Company shall be at least that evidenced in any certificates or other evidence provided by the Company or the Project Company.

Any of the requirements of this Schedule can be satisfied by single or by combined policies. However, as would be deemed necessary in accordance with prudent industry practice, a joint loss agreement will be required and included as part of the respective policies (for example, if there were separate marine transit and builders all-risk policies, then a 50:50 clause would be required).

If in the opinion of the Managing Member, acting reasonably, any insurance, including the terms and conditions, Required Provisions and limits or deductibles thereof, hereby required by this Schedule to be maintained, other than insurance required to be maintained by law which shall be maintained at all times, shall not be available on commercially reasonable terms in the commercial insurance market, the Managing Member shall promptly inform the Class B Members of such purported unavailability and the Managing Member shall seek a waiver from Class B Members in relation to such purported unavailability in which case the Class B Members, acting after consultation with the Insurance Consultant, shall not unreasonably withhold agreement to waive such requirement to the extent the maintenance thereof is not so available. The granting by Class B Members of any such waiver is conditional on: (i) the Managing Member first requesting such waiver in writing, which request shall be accompanied by written reports prepared by the Company and its placing broker certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for projects of similar type and capacity and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available, and explaining in detail the basis for such conclusions and the form and substance of such reports to be reasonably acceptable to the Class B Members after consultation with the Insurance Consultant; (ii) at any time after the granting of any such waiver, the Class B Members may request, and the Managing Member furnish to the Class B Members within fifteen (15) days after such request, supplemental reports reasonably acceptable to the Class B Members updating the prior reports and reaffirming such conclusion; (iii) any such waiver granted by the Class B Members can amend, to the extent reasonably required to mitigate any increased risks created by the absence of insurance cover that is the subject of the waiver, any of the terms of this Schedule; (iv) the Class B Members may require the Company to obtain the best available insurance comparable to the requirements of this Schedule on commercially reasonable terms then available in the commercial insurance market (as determined by the Insurance Consultant); and (v) such waiver shall be effective only so long as such insurance shall not be available on commercially reasonable terms in the commercial insurance market (as determined by the Insurance Consultant) it being understood that the failure of the Managing Member to furnish any supplemental reports shall be deemed to be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.

The policy teams actually provided in accordance with the provisions of this Schedule shall be at least those evidenced to the Company.

Any failure on the part of Class B Members to pursue or obtain the evidence of insurance required by this Schedule from the Managing Member and/or failure to point out any noncompliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Schedule.

Each liability insurance policy required pursuant to this Schedule that is permitted to be written on a “claims made” basis shall provide (a) a retroactive date (as such term is specified in each of such policies) that is no later than the Effective Date and (b) each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Company shall obtain and maintain, or cause to be obtained or maintained, for each such policy or policies the broadest extended reporting period coverage, or “tail”, reasonably available in the commercial insurance market for each such policy or policies but in no case less than three (3) years. The Company may satisfy the requirements of this Schedule by obtaining “prior acts” coverage from a subsequent insurance carrier on terms acceptable to the Class B Members, acting reasonably.

All property insurance including marine cargo and any time element insurance shall not include any annual or term aggregate limits or sublimits except for the perils of windstorm, flood, earth movement and land and water decontamination but only to the extent permitted in Appendix 1 to this Schedule. Liability policies may have general aggregate limits in accordance with prudent insurance market practice.

All insurance policies required to be maintained pursuant to this Schedule shall contain terms and conditions reasonably acceptable to the Class B Members following consultation with the Insurance Consultant.

In the event that at any time the insurance as herein provided or as evidenced shall be reduced or cease to be maintained, then the Class B Members, upon ten (10) Business Days’ prior written notice (unless such insurance coverage would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Company of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose shall become an additional obligation of the Company to the Class B Members and the Company shall forthwith pay such amounts (as provided in the Company LLC Agreement, if any).

The Class B Members can, acting reasonably, require such additional cover to be provided as is required to confirm to prudent industry practice.

The Class B Members shall have the option to be present and/or to send representatives during meetings and/or negotiations with insurers of any loss settlement in relation to the Company or the Project regarding (a) total constructive loss or any scenario in which repair/replacement will not follow loss, (b) any circumstance involving a claim in relation to an event or series of events which has or could be reasonably expected to lead to a default under any Transaction Documents or material contracts. Neither the Managing Member nor any of its Affiliates shall be permitted to settle any such claim with an insurer without the approval of the Class B Members to the agreed settlement.

The Class B Members may, pursuant to its rights and obligations under this Schedule, consult with the Insurance Consultant and require reports, compliance certificates and other work product from the Insurance Consultant.

Terms used in this Schedule, unless otherwise specifically defined herein or in the Company LLC Agreement, shall have the meaning normally ascribed to them in accordance with prudent industry practice in relation to a project similar in type and jurisdiction as the Project.

Appendix 1

Construction Phase Property Policy

From the Initial Funding Date, evidence shall be provided that is reasonably acceptable to the Class B Members that adequate property insurances are in place sufficient to cover the value of (a) the largest transit shipment and offsite storage; and (b) aggregate assets at the Project site prior to the All Risk Property and Business Interruption Insurance being in full force and effect. Furthermore, the Class B Members will be added as additional insured to the construction general liability policy which shall have limits and terms adequate to cover their exposure.

All Risk Property and Business Interruption Insurance

From the Initial Funding Date, “All Risk Property” insurance shall be provided for all property, equipment and construction and erection activities associated with the Project on an “all risk” basis insuring the Company, Project Company and the Additional Insureds, as their interests may appear, including but not limited to coverage for the perils of earth movement (including but not limited to earthquake, landslide, subsidence, sink hole and volcanic eruption), flood, named windstorm. There shall be no requirement for machinery breakdown coverage subject to the agreement of the Class B Members, acting reasonably, that such risks are adequately covered by the Power Performance Warranty.

The policy limit shall be an amount not less than the aggregate full replacement cost of the Project such amount also being referred to as the “full policy limit”. Full insurable value shall mean the full replacement cost value of the Project on a “new for old” basis, including but not limited any new or existing buildings or structures, any improvements to new or existing property, equipment, mechanical plant, electrical plant, spare parts, and supplies and temporary works.

Per occurrence sublimits shall be at least as follows:

• Debris removal physical “loss”	25% of the amount payable for the direct

• Architects and engineers fees	$2m

• Expediting expense	$1m

• Blueprints, drawings, etc.	$1m or less

• On site pollution	$100,000

Schedule 8.4 - 1

An annual aggregate sublimit shall be permitted for flood of $10M. An annual aggregate sublimit shall be permitted for earth movement of $25M subject to confirmation from the Independent Engineer and accepted by the Class B Members, acting reasonably, that any such damage is likely to be within this limit. Limits for windstorm shall be full policy limits on a per occurrence basis.

The All Risk Property policy shall include (i) a seventy-two (72) hour flood/named windstorm/earthquake clause, (ii) an unintentional errors and omissions clause. There shall be no serial loss clause.

Business Interruption coverage insuring the loss of expected gross revenues for the largest single Project for a period of not less than the greater of (a) 12 months; and, (b) the longest lead time for replacement as determined by the Class B Members in consultation with the Independent Engineer as a result of physical loss or damage by perils required to be insured under the All Risk Property policy, including all sections preceding this section, which cause a reduction in output.

Contingent business interruption insurance covering loss of gross revenues less non-continuing expenses for:

•	Power Suppliers and Public Utilities Extension — loss, including delay, caused by interference/interruption of power/other utility including export substation — full cover.

•	Prevention of Ingress/Egress 90 days

•	Damage to an export substation cover for loss of expected gross revenues less nonrecurrent costs for a six month indemnity period.

Some or all of the requirements for contingent business interruption can be reduced or eliminated subject to the agreement of the Class B Members that such risks or proportions of such risks are adequately covered by the Tariff.

Deductibles shall be the best commercially available in accordance with prudent industry practice not exceeding 2% for earthquake.

Marine Cargo and Marine Business Interruption Insurance

To the extent a material exposure exists, transit coverage, either included in a property policy or under a separate policy (including air, land and ocean cargo, as applicable) on an “all-risk” basis and a “warehouse to warehouse” basis with a per occurrence limit equal to not less than 110% of the value including transit and insurance of such shipment involving the Project to or from any storage site or the Project site at all times for which the Project Company has accepted risk of loss or has responsibility for providing insurance. Coverage shall include loading and unloading, temporary storage (as applicable) and a 50/50 clause (if applicable). Coverage shall be maintained in accordance with prudent industry practice in all regards with per occurrence deductibles of not more than $100,000 for physical damage and other terms and conditions acceptable to the Class B Members.

Marine Business Interruption insurance shall be attached to the Marine Cargo policy providing equivalent cover, mutatis mutandis, to the Business Interruption cover attached to the All Risk Property policy in accordance with the terms of this Schedule.

General Liability

A limit of $1,000,000 per occurrence and in the aggregate shall be provided for:

•	Property damage, death and injury (including mental injury).

•	Broad form property damage.

•	Blanket contractual.

•	Products/completed operations

•	Advertising injury

•	XCU

Deductibles shall be the best commercially available in accordance with prudent industry practice.

Automobile Liability

Automobile liability insurance, to the extent exposure exists, including coverage for owned, non- owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with a combined single limit of no less than $ 1,000,000 per accident with respect to bodily injury, property damage or death. Deductibles shall be the best commercially available in accordance with prudent industry practice.

Workers’ Compensation and Employers Liability

If Project Company or the Company has employees, workers’ compensation insurance in compliance with statutory requirements and employers liability insurance, to the extent exposure exists, with a limit of not less than $1,000,000 per accident, per employee and per disease including such other forms of insurance that the Project Company or the Company is required by law to provide for the Project, all other states’ endorsement and, to the extent any exposure exists, coverage with respect to the USL&H Act and Jones Act, covering loss resulting from bodily injury, sickness, disability or death of the employees of the Project Company or the Company. Deductibles shall be the best commercially available in accordance with prudent industry practice.

Pollution Liability

Pollution liability insurance for liability arising out of property damage or bodily injury to third parties as a result of sudden and accidental pollution including the cost of on-site and off-site clean up in an amount not less than $1,000,000 per occurrence and in the aggregate. Deductibles shall be the best commercially available in accordance with prudent industry practice.

Umbrella Liability Insurance

An aggregate limit of $15,000,000 (or $20,000,000, if so required by any Transaction Document or material contract) shall be attached and in excess of the underlying general liability, automobile liability, employers liability policies on a following form basis with drop down provisions.

Errors and Omissions Liability

Errors and omissions insurance for liability arising out of property damage or bodily injury to third parties as a result of prototype manufacturing errors and omissions liability $1,000,000 per glitch and in the aggregate. Deductibles shall be the best commercially available in accordance with prudent industry practice.

Directors & Officers Insurance

Unless directors and officers are indemnified by the Company to the reasonable satisfaction of the Company, Directors & Officers insurance, including Employment Practices (if employees) in an amount not less than $10,000,000 on industry standard policy forms subject to a retention not to exceed $50,000.

SCHEDULE 9

TRANSFER REPRESENTATIONS AND WARRANTIES

[The Class B Member] is a [            ] duly organized, validly existing and in good standing under the laws of [            ] and has all requisite [             ] power and authority to reconvey the Class B Membership Interests as contemplated by the Agreement.

(a)    [The Class B Member] owns directly 100% of the Company’s outstanding Class B Membership Interests to the extent that is what it was sold under the [ECCA] [other transfer documentation].

(b)    [The Class B Member] has absolute record and beneficial ownership and title to the Membership Interests held by [the Class B Member] to the extent that is what it was sold under the [ECCA] [other transfer documentation], free and clear of any Encumbrances except Permitted Encumbrances.

(c)    The assignment agreement effecting the Transfer of the Class B Membership Interests from [the Class B Member] to [the Class A Member] has been duly and validly executed and delivered by [the Class B Member] and constitutes [the Class B Member’s] legal, valid and binding obligation, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).

(d)    Neither the execution, delivery and performance by [the Class B Member] of the assignment agreement effecting the Transfer of the Class B Membership Interests from [the Class B Member] to [the Class A Member] nor the consummation of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of the organizational documents of [the Class B Member], (ii) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any contract or other instrument or obligation that [the Class B Member] is a party to or by which [the Class B Member] is bound; or (iii) violate any Legal Requirement or any material license, franchise, permit or other authorization applicable to or affecting [the Class B Member] or any of its respective assets.

(e)    All consents, approvals and filings required to be obtained or made by the [Class B Member] to execute, deliver and perform the assignment agreement effecting the Transfer of the Class B Membership Interests from [the Class B Member] to [the Class A Member] or the consummation by any such Person of the transactions contemplated thereby shall have been obtained or made and shall be in full force and effect as of the date hereof.

Schedule 9 - 1

EXHIBIT A

FORM OF CERTIFICATE FOR CLASS A MEMBERSHIP INTEREST

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACF”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND DIAMOND STATE GENERATION HOLDINGS, LLC MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN DIAMOND STATE GENERATION HOLDINGS, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.

No. [ ]	Class A Membership Interests

Diamond State Generation Holdings, LLC

a Delaware Limited Liability Company

Certificate of Interest

This certifies that [                            ] is the owner of [             ] Class A Membership Interests in Diamond State Generation Holdings, LLC (the “Company”), which membership interests are subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Diamond State Generation Holdings, LLC, dated as of March [    ], 2013 as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).

This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.

Exhibit A - 1

IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized officer this [    ] day of [             ], 20 [    ].

DIAMOND STATE GENERATION HOLDINGS, LLC

By:

Name:
Title:

Exhibit A - 2

[Reverse]

INSTRUMENT OF TRANSFER OF

MEMBERSHIP INTEREST IN

Diamond State Generation Holdings, LLC

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto

(print or type name of assignee)

the membership interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint                          as attorney to transfer said interest on the books of Diamond State Generation Holdings, LLC with full power of substitution in the premises.

Dated as of:

[ ]

By:

Name:
Title:

Exhibit A - 3

EXHIBIT B

FORM OF CERTIFICATE FOR CLASS B MEMBERSHIP INTEREST

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND DIAMOND STATE GENERATION HOLDINGS, LLC MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN DIAMOND STATE GENERATION HOLDINGS, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.

No. [ ]	Class B Membership Interests

Diamond State Generation Holdings, LLC

a Delaware Limited Liability Company

Certificate of Interest

This certifies that [                            ] is the owner of [            ] Class B Membership Interests in Diamond State Generation Holdings, LLC (the “Company”), which membership interests are subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Diamond State Generation Holdings, LLC, dated as of March [    ], 2013, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Limited Liability Company Agreement”).

This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.

Exhibit B -1

IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized officer this [    ] day of [             ], 20[    ].

DIAMOND STATE GENERATION

HOLDINGS, LLC

By:

Name:
Title:

Exhibit B - 2

[Reverse]

INSTRUMENT OF TRANSFER OF

MEMBERSHIP INTEREST IN

Diamond State Generation Holdings, LLC

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto

(print or type name of assignee)

the membership interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint                      as attorney to transfer said interest on the books of Diamond State Generation Holdings, LLC, with full power of substitution in the premises.

Dated as of:

[                    ]

By:

Name:
Title:

Exhibit B - 3

EXHIBIT C

FORM OF OPERATIONS REPORT

[OMITTED, UNABLE TO LOCATE]

Exhibit C - 1

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT OF MEMBERSHIP INTERESTS, dated as of [            ] [        ], 20[    ] (this “Assignment Agreement”), is by and between [                            ], a [                     ] (the “Assignor”) and [                            ], a [                     ] (the “Assignee”).

W I T N E S S E T H  :

WHEREAS, Diamond State Generation Holdings, LLC, a Delaware limited liability company (the “Company”) was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on [                    ], and is governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 20, 2013, executed by the Assignor and [                            ], a [                     ], with all amendments thereto (the “LLC Agreement”);

WHEREAS, the Assignor is currently a [Class A Member] [Class B Member] of the Company;

WHEREAS, pursuant to the LLC Agreement, the Assignor has agreed to transfer to Assignee and Assignee has agreed to accept from the Assignor, on the terms and subject to the conditions set forth in the LLC Agreement, [Class A] [Class B] Membership Interests of the Company;

WHEREAS, pursuant to the LLC Agreement, the parties thereto have agreed to admit the Assignee as a [Class A] [Class B] Member of the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:

1.    Defined Terms. All capitalized terms not defined herein are used herein as defined in the LLC Agreement.

2.    Instructions to Transfer to Assignee. As of the date hereof, the Assignor hereby assigns and transfers unto Assignee complete record and beneficial ownership of [        ] [Class A] [Class B] Membership Interests in the Company, together with all rights and benefits associated therewith and the Assignee hereby assumes from Assignor complete record and beneficial ownership of [        ] [Class A] [Class B] Membership Interests in the Company, together with all rights and benefits associated therewith. The Assignor hereby irrevocably instructs the Company to register on the books of the Company the transfer to Assignee of complete record and beneficial ownership of [        ] [Class A] [Class B] Membership Interests in the Company previously owned by Assignor.

Exhibit D - 1

3.    Further Assurances. Subject to the terms and conditions of the LLC Agreement, at any time, or from time to time after the date hereof, the Assignor and Assignee shall, at the other’s reasonable request, and at the requesting party’s expense, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Assignment Agreement, and take such other action as either of them may reasonably request in order to evidence the transfer effected hereby.

4.    Successors and Assigns. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.    Counterparts. This Assignment Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures hereto were upon the same instrument. This Assignment Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party.

6.    Governing Law. This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts performed in that State.

[Remainder of page intentionally left blank. Signature page to follow.]

Exhibit D - 2

IN WITNESS WHEREOF, each party hereto has caused this Assignment of Membership Interests to be signed on its behalf as of the date first written above.

[ ]
as the Assignor

By:
Name:
Title:

[ ]
as the Assignee

By:
Name:
Title:

Exhibit D - 3

EXHIBIT E

FORM OF EQUITY CONTRIBUTION NOTICE

[            ], 20[    ]

Diamond State Generation Holdings, LLC

1299 Orleans Drive

Sunnyvale, CA 94089-1137

Attn: Scott Reynolds

Re:    Equity Contribution Notice

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement (the “Company LLC Agreement”) for Diamond State Generation Holdings, LLC (the “Company”’), dated March 20, 2013, by and between Clean Technologies II, LLC, a Delaware limited liability company (“Clean Technologies”) and Mehetia Inc., a Delaware corporation (“Mehetia” or “Class B Member”). All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Company LLC Agreement.

Pursuant to Section 4.4(a) of the Company LLC Agreement, Diamond State Generation Partners, LLC (the “Project Company”’) hereby delivers to the Company with a copy to Clean Technologies and Class B Members this notice and certifies to such entities as follows as of the Equity Contribution Date:

(1)    attached hereto as Exhibit [A] is a schedule which sets forth (a) the Systems expected to be Placed in Service and expected to achieve Commencement of Operations (as such term is defined in the MESPA) in the 2nd quarter following the quarter in which this notice is delivered (or sooner) for which this notice requests Capital Contribution of the balance of the amounts of the 25% Progress Payment for such System contemplated by the MESPA as provided in such schedule,1 (b) the Systems which have been Placed in Service and have achieved Commencement of Operations for which this notice requests Capital Contribution of the amounts to be used by Project Company to make (with Note Proceeds) the 75% Progress Payment for such System contemplated by the MESPA as provided in such schedule, (c) an update of the status for all Systems for which a Capital Contribution has been requested in a prior Equity Contribution Notice (“Prior Draw Systems”, and together with the Systems referred to in the preceding clauses (a) and (b), the “Subject Systems”);

[1]	Note: if contributions are only being requested pursuant to clause (a) of this paragraph (1), only paragraphs (3), (5) and (6) are required to be included.

Exhibit E - 1

(2)    the Managing Member’s Capital Contribution to the Company of $16,619,399.60 was further contributed by the Company to the Project Company and used by Project Company to incur Project costs in an amount equal to at least 5% of the cost of all Systems;

(3)    attached hereto as Exhibits [B-] are (a) invoices from Bloom to the Project Company for payments under the MESPA for Subject Systems for which a prior Equity Contribution Notice had requested a Capital Contribution in order to make such payment, which invoice specifies: (i) the customer location of the installation of each Subject System, (ii) the serial number or purchase order number for each Subject System, (iii) the price for each Subject System as determined pursuant to the MESPA, (iv) all amounts previously paid as a deposit on each Subject System and (v) all amounts remaining due and payable on each Subject System, (b) evidence of the payment of such invoices by the Project Company, (c) with respect to Prior Draw Systems for which the 7 5% Progress Payment has been made under the MESP A, a Bill of Sale for such Prior Draw Systems;

(4)    the DPL Agreements have terms that in the aggregate provide to Project Company equal or more favorable economics than set forth in the Base Case Model;

(5)    No material ongoing breach exists by Bloom, Clean Technologies, the Company, the Project Company, the Managing Member, DPL or PJM under the ECCA, the Project Company LLC Agreement, the MESP A, the MOMA, the Administrative^ Services Agreement, the Credit Documents, the DPL Agreements, the PJM Agreements, the Company LLC Agreement or any other Transaction Document or Material Contract, as applicable;

(6)    the Project Company is solvent and no event of Bankruptcy has occurred with respect to the Project Company;

(7)    each of the representations and warranties of Clean Technologies in Section 3.2 of the ECCA relating to the Systems funded by such Equity Contribution is (i) true and correct in all material respects as of such Equity Contribution Date except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation or warranty was true and correct in all material respects as of such earlier date and (ii) if and to the extent such representations and warranties are qualified by the words “material,” “Material Adverse Effect” or similar qualification, true and correct, as qualified, as of the Equity Contribution Date (or such earlier date, as applicable);

(8)    (i) all conditions precedent in Section 2.5 and Section 2.7 of the ECCA (other than Section 2.5(aa)) continue to be satisfied and (ii) there have been no material adverse changes from the circumstances addressed in the due diligence reports delivered to Class B Member under Sections 2.5(a) and (b) of the ECCA;

Exhibit E - 2

(9)    [after the first funding notice:] the prior Equity Contributions have been drawn in accordance with Section 4.3 and Section 4.4 of the Company LLC Agreement, the Project Company currently has a remaining cash balance from such funds of $[            ], such remaining funds are in the Capital Contributions Account, and the Project Company has used any funds from such Equity Contributions not retained in the Capital Contributions Account to make payments under the MESPA;

(10)    the information on each invoice from Bloom to Project Company for payments under the MESPA regarding the Systems to be paid for with proceeds of the Equity Contribution include the following: (i) the location of the installation of each such System, (ii)    the serial number for each such System, (iii) the price for each such System as determined pursuant to the MESPA, (iv) all amounts previously paid as a deposit on each such System and (v) all amounts remaining due and payable on each such System;

(11)    all material Governmental Approvals required to be obtained by Bloom, Clean Technologies, the Company and the Project Company for the construction and installation of the Subject Systems and the sale of electric energy and sale of RECs from the Subject Systems have been obtained, except for any such Governmental Approvals not yet required to be obtained but which can reasonably be expected to be obtained when needed as specified on Exhibit [C];

(12)    Commencement of Operations (as defined under the MESPA) has occurred for the Systems for which this notice requests Capital Contribution of the amounts to be used by Project Company (with Note Proceeds) to make the 75% Progress Payment for such System;

(13)    with respect to the Systems for which this notice requests Capital Contribution of the amounts to be used by Project Company (with Note Proceeds) to make the 75% Progress Payment for such System, the Members have received confirmation that the Note Proceeds have either been disbursed from the Construction Escrow Account or will be available for disbursement from the Construction Escrow Account contemporaneous with Project Company’s drawdown of such Progress Contribution from the Company (as may be evidenced by, among other things, delivery to the Members of a copy of the Account Withdrawal Instruction applicable to such proceeds which has been countersigned by the Collateral Agent and delivered to the Depositary) or the Required Holders have in writing confirmed to the Members that all conditions precedent to such disbursement from the Construction Escrow Account have been satisfied or waived and the Required Holders are prepared to permit such disbursement contemporaneous with Project Company’s drawdown of such Progress Contribution from the Company; and

(14)    with respect to the Systems for which this notice requests Capital Contribution of the amounts to be used by Project Company to make (with Note Proceeds) the 75% Progress Payment for such System, the Members have received written certification from

Exhibit E - 3

the Independent Engineer (as defined in the MESPA) addressed to Project Company certifying, without any qualification, that such System’s commissioning has been successfully completed, that such System is available for full commercial operation, and that Bloom has installed all BOF Work (as defined in the MESPA) necessary for the operation of that System.

In accordance with Section 4.4 of the Company LLC Agreement, the Company is hereby requested to make an Equity Contribution on [        , 20     ] in the amount of $[            ] to the Project Company and to transfer such funds to the following account of the Project Company as set forth below;

Holder Name:	Diamond State
Generation
Partners, LLC

Bank Name:

Account Number:

ABA Number:

Exhibit E - 4

Sincerely,

DIAMOND STATE GENERATION HOLDINGS,
LLC, as Manager of Diamond State Generation
Partners, LLC

By:

Name:
Title:

Cc:

Clean Technologies II, LLC

c/o Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, CA 94089-1137

Attn: [***]

Mehetia Inc.

Eleven Madison Avenue New

York, New York 10010

Attn: [***]

[***] Confidential Treatment Requested

Exhibit E - 5

Exhibit [    ]

[TO BE REVISED AS NEEDED FOR EACH EQUITY CONTRIBUTION]

Exhibit E - 6

EXHIBIT F

BASE CASE MODEL

[***] [Redacted in its Entirety: 177 Pages]

[***] Confidential Treatment Requested

Exhibit F - 1